Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Between:

TIAA, FSB, as Buyer

and

HOME POINT FINANCIAL CORPORATION, as Seller

Dated as of September 16, 2022

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SCHEDULES AND EXHIBITS

SCHEDULE 1	Schedule of Representations and Warranties with Respect to the Mortgage Loans

EXHIBIT A	Form of Opinion Letter

EXHIBIT B	Form of Servicer Notice

EXHIBIT C	Form of Power of Attorney

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SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

This SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (this “Agreement”), dated as of September 16, 2022, is made and entered into by and between HOME POINT FINANCIAL CORPORATION, a New Jersey corporation (“Seller”), and TIAA, FSB, a federal savings association (“Buyer”).

RECITALS

A.	The Seller and the Buyer entered into a Master Repurchase Agreement dated as of May 31, 2017 (as the same has been amended, restated, or otherwise modified from time to time, the “Original MRA”)

B.
The Seller and the Buyer (as Administrative Agent) entered into an Amended and Restated Master Repurchase Agreement dated as of September 18, 2020 which amended and restated the Original MRA (as the same has been amended, restated, or otherwise modified from time to time, the “Existing MRA”); and

C.	The parties desire to further amend and restate the Existing MRA in its entirety, as set forth herein.

SECTION 1.	APPLICABILITY; INCORPORATION OF TIAA BANK WAREHOUSE CUSTOMER GUIDE AND PRICING LETTER

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Eligible Mortgage Loans on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Mortgage Loans on a servicing released basis at a date certain after the related Purchase Date, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement (including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder), unless otherwise agreed in writing.  This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller.  Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.  Any such commitment shall be set forth in the Pricing Letter, and shall be subject to satisfaction of all terms and conditions of this Agreement.

Except as otherwise expressly set forth herein, the TIAA Bank Warehouse Customer Guide is one of the Facility Documents as defined below.  The TIAA Bank Warehouse Customer Guide is incorporated by reference into this Agreement and Seller agrees to adhere to all terms, conditions and requirements of the TIAA Bank Warehouse Customer Guide.  Buyer may amend the TIAA Bank Warehouse Customer Guide from time to time as provided in Section 35(e).  In the event of a conflict or inconsistency between this Agreement and the TIAA Bank Warehouse Customer Guide, the terms of this Agreement shall govern.  Seller’s execution and delivery of this Agreement constitutes Seller’s acknowledgment of receipt of the TIAA Bank Warehouse Customer Guide and Seller’s agreement to the terms and conditions set forth therein and herein with respect thereto.

The Pricing Letter is one of the Facility Documents as defined below.  The Pricing Letter is incorporated by reference into this Agreement and Seller agrees to adhere to all terms, conditions and requirements of the Pricing Letter as incorporated herein.  In the event of a conflict or inconsistency between this Agreement and the Pricing Letter, the terms of the Pricing Letter shall govern.

SECTION 2.	DEFINITIONS

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Pricing Letter.  As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“1934 Act” shall have the meaning set forth in Section 32 hereof.

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Adjustable Rate Loan” shall mean a Mortgage Loan that provides for the adjustment of the Mortgage Interest Rate payable in connection with such Mortgage Loan.

“Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the Net Worth of such Person plus (a) (i) all unpaid principal of all Subordinated Debt of such Person at such date; and (ii) the MSR Value at such date; minus:  (b) (i) the aggregate book value of all intangible assets of such Person and its consolidated Subsidiaries (as determined in accordance with GAAP), including, without limitation, goodwill; trademarks, trade names, service marks, copyrights, patents, licenses and franchises; capitalized Servicing Rights; organizational expenses and deferred expenses; (ii) receivables from equity owners, Affiliates or employees; (iii) advances of loans to Affiliates; (iv) investments in Affiliates; (v) assets pledged to secure any liabilities not included in the Indebtedness of such Person; and (vi) any other assets which would be deemed by HUD to be unacceptable in calculating adjusted tangible net worth; in all cases, calculated on a consolidated basis and determined in accordance with GAAP consistent with those applied in the preparation of the Financial Statements referred to herein.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.  Notwithstanding the foregoing, neither Stone Point Capital nor any of its  Trident Funds shall be considered an “Affiliate” of Seller as defined under this Agreement.

“Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Agency-Required eNote Legend” means the legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.

“Aging Limit” shall have the meaning specified in the Pricing Letter.

“Agreement” shall mean this Second Amended and Restated Master Repurchase Agreement between Buyer and Seller, dated as of the date hereof, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.

“ALTA” shall mean the American Land Title Association, or any successors thereto.

“Annual Financial Statement Date” shall have the meaning set forth in the Pricing Letter.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 11(z) hereof.

“Appraisal” shall mean an appraisal by a licensed appraiser selected in accordance with Agency guidelines and not identified to Seller as an unacceptable appraiser by an Agency, and who is experienced in estimating the value of property of that same type in the community where it is located, a signed copy of the written report of which Appraisal is in the possession of Seller or the Subservicer.

“Appraised Value” shall mean the value set forth in an Appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Appropriate Federal Banking Agency” shall have the meaning ascribed to it by Section 1813(q) of Title 12 of the United States Code, as amended from time to time.

“Approved CPA” shall mean a certified public accountant approved by Buyer in writing in its commercially reasonable discretion (it being understood that KPMG LLP or any other accounting firm of nationally recognized standing shall be deemed acceptable).

“Approved Mortgage Product” shall have the meaning specified in the Pricing Letter.

“Approved Servicing Appraiser” shall mean an independent appraiser that is nationally known as an expert in the evaluation of Servicing Rights, and is pre-approved in writing by Buyer from time to time, in its commercially reasonable discretion. As of the date hereof, SitusAMCCapital Markets is Borrower’s Approved Servicing Appraiser for the purposes of this Agreement. Bank reserves the right at any time in its commercially reasonable discretion to withdraw such approval on a prospective basis by written notice to Borrower.

“Approved Tax Service Contract Provider” shall mean any tax service contract provider as approved from time to time by Buyer, in its reasonable discretion.

“Asset Value” shall mean with respect to each Purchased Mortgage Loan that is:

(a)         an Eligible Mortgage Loan, the applicable Purchase Price Percentage for such Purchased Mortgage Loan multiplied by the least of (i) the Market Value of such Mortgage Loan, (ii) the outstanding principal balance of such Mortgage Loan, and (iii) the purchase price for such Mortgage Loan set forth in the related Takeout Commitment; and

(b)          not an Eligible Mortgage Loan, zero.

(c)          Notwithstanding and without limiting the generality of the foregoing, Seller acknowledges that the Asset Value of a Purchased Mortgage Loan may be reduced to zero by Buyer, in its sole discretion, without notice, if:

(i)          such Purchased Mortgage Loan ceases to be an Eligible Mortgage Loan;

(ii)        the Purchased Mortgage Loan has been released from the possession of Custodian (other than to a Takeout Investor pursuant to a Bailee Letter or, in the case of eMortgage Loans, pursuant to an equivalent agreement) for a period in excess of [***] Business Days;

(iii)       the Purchased Mortgage Loan has been released from the possession of Custodian to a Takeout Investor pursuant to a Bailee Letter or, in the case of eMortgage Loans, pursuant to an equivalent agreement, for a period in excess of [***] calendar days;

(iv)       the Purchased Mortgage Loan is a Wet Mortgage Loan for which the related Mortgage File has not been received by Custodian by the Wet Delivery Deadline for such Purchased Mortgage Loan;

(v)         such Purchased Mortgage Loan is rejected by the related Takeout Investor;

(vi)        such Purchased Mortgage Loan is or becomes a Defective Mortgage Loan or a Delinquent Mortgage Loan;

(vii)     such Purchased Mortgage Loan has been subject to a Transaction hereunder for a period of greater than the applicable Transaction Term Limitation;

(viii)    Buyer has determined in its  commercially reasonable discretion in a manner that is consistent with its determination for other similarly situated sellers that the Purchased Mortgage Loan is not eligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry with respect to substantially similar Mortgage Loans; or

(ix)       such Purchased Mortgage Loan contains a breach of a representation or warranty made by Seller in this Agreement.

The aggregate Asset Value of Mortgage Loans included in any Concentration Category shall not exceed the Concentration Limit applicable to such Concentration Category.

“Assignment and Acceptance” shall have the meaning set forth in Section 18 hereof.

“Assignment of Proprietary Lease” shall mean the specific agreement creating a first Lien on and pledge of the Co-op Shares and appurtenant Proprietary Lease securing a Co-op Loan.

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean a day other than (i) a Saturday or a Sunday, (ii) a day on which the New York Stock Exchange or the Federal Reserve Bank of New York is closed, (iii) a day on which banks in New York, New York, Boston Massachusetts, Indianapolis, Indiana, or Jacksonville, Florida are authorized or obligated to close their regular banking business, or (iv) any day on which the offices of the Custodian are closed.

“Buyer” is defined in the introductory paragraph of this Agreement and includes its successors in interest and assigns and, with respect to Section 7, its participants.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of [***] days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of Buyer or its Affiliates or of any commercial bank having capital and surplus in excess of [***], (c) repurchase obligations of Buyer or its Affiliates or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within [***] days after the day of acquisition, (e) securities with maturities of [***]days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of [***] days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall have the meaning specified in the Pricing Letter.

“Closing Protection Letter” shall mean a letter of indemnification from a title insurer addressed to Seller and/or Buyer or for which Buyer is a third party beneficiary, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, identifying the Settlement Agent covered thereby and indemnifying Seller and/or Buyer (directly or as a third party beneficiary) against losses incurred due to malfeasance or fraud by the Settlement Agent or the failure of the Settlement Agent to follow the specific escrow instructions specified by Seller to the Settlement Agent or otherwise by Buyer with respect to the closing of the Mortgage Loan.  The Closing Protection Letter shall be either with respect to the individual Mortgage Loan being purchased pursuant hereto or a blanket Closing Protection Letter which covers closings conducted by the Settlement Agent in the jurisdiction in which the closing of such Mortgage Loan takes place.

“CLTA” shall mean the California Land Title Association, or any successors thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Concentration Category” shall have the meaning specified in the Pricing Letter.

“Concentration Limit” shall mean, for each Concentration Category, the applicable limitation set forth in the Pricing Letter.

“Confidential Terms” shall have the meaning set forth in Section 30 hereof.

“Confidential Information” shall have the meaning set forth in Section 30 hereof.

“Conforming Mortgage Loan” shall have the meaning set forth in the Pricing Letter.

“Control Failure” means, with respect to an eMortgage, (i) Buyer shall not be designated as the Controller of the eNote in the MERS eRegistry by the Controller Status Transfer Deadline, (ii) the Custodian shall not be designated as the Location and Delegatee or the eNote in the MERS eRegistry by the Controller Status Transfer Deadline, (iii) the eVault shall have released the Authoritative Copy of an eNote without the prior direction of Buyer or the Custodian, or (iv) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custodial Agreement.

“Controller” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”.

“Controller Status Transfer Deadline” means [***] Business Days after the Purchase Date.

“Conventional Mortgage Loan” shall mean a Conforming Mortgage Loan other than a Government Mortgage Loan.

“Co-op Corporation” shall mean, with respect to any Co-op Loan, the cooperative apartment corporation that holds legal title to the related Co-op Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Co-op Loan” shall mean a Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and the collateral assignment of the related Proprietary Lease.

“Co-op Project” shall mean, with respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.

“Co-op Shares” shall mean, with respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by a stock certificate or certificates.

“Co-op Unit” shall mean, with respect to any Co-op Loan, a specific unit in a Co-op Project.

“Costs” shall have the meaning set forth in Section 15(a) hereof.

“Covenant Net Income” shall mean Net Income excluding FMV Adjustments.

“Credit File” shall mean with respect to each Mortgage Loan, the documents and instruments relating to the origination and administration of such Mortgage Loan.

“Custodial Agreement” shall mean that certain Amended and Restated Custodial Agreement dated as of November 6, 2020, among Seller, the Buyer and Custodian, , as the same may be amended from time to time.

“Custodial Loan Transmission” shall have the meaning set forth in the Custodial Agreement.

“Custodian” shall mean U.S. Bank National Association, or any successor thereto under the Custodial Agreement.

“Daily Activity Report” shall mean for each Business Day, the daily activity pursuant to this Agreement reflected on the TIAA Bank Warehouse Electronic System, including without limitation, any purchases of Mortgage Loans, any repurchases of Mortgage Loans, any payments received by Buyer or in the Inbound Account with respect to the Purchased Mortgage Loans, and the activity in each of the Inbound and Haircut Accounts.

“Debt for Borrowed Money Arrangements” shall have the meaning set forth in Section 11(o) hereof.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defective Mortgage Loan” shall mean a Mortgage Loan (a) which is in foreclosure, has been foreclosed upon or has been converted to real estate owned property, (b) for which the Mortgagor is in bankruptcy, (c) that is not either (i) subject to a valid and binding Takeout Commitment or (ii) unless a Takeout Commitment is required for the applicable Approved Mortgage Product type, covered within Seller’s hedging program, as approved by Buyer, (d) that is subject to a Takeout Commitment with respect to which Seller is in default, (e) that is rejected or excluded for any reason from the related Takeout Commitment by the Takeout Investor, (f) that is not purchased by the Takeout Investor in compliance with the Takeout Commitment at or prior to the expiration or termination of the Takeout Commitment for any reason, or (g) that is not repurchased by Seller in compliance with the provisions of this Agreement, or (h) which was, but ceases to be, an Eligible Mortgage Loan, including if the representations and warranties set forth in Schedule 1 to this Agreement cease to be true and correct with respect to such Mortgage Loan.

“Delegatee” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers” of Buyer, who in such capacity is authorized by the Buyer to perform certain MERS eRegistry transactions on behalf of the Buyer.

“Delinquent Mortgage Loan” shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for [***] days or more following the original Due Date for such Monthly Payment.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Costs” shall have the meaning set forth in Section 17 hereof.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 17 hereof with respect to Seller, any or all of the Purchased Mortgage Loans, or any Mortgage Loans submitted for purchase hereunder, as desired by Buyer from time to time.

“E-Sign” shall mean the federal Electronic Signatures in Global and National Commerce Act, as amended from time to time.

“Effective Date” September 16, 2022.

“Electronic Record” shall mean “Record” and “Electronic Record,” both as defined in E-Sign, and shall include, but not be limited to, recorded telephone conversations, fax copies or electronic transmissions, including, without limitation, those involving the TIAA Bank Warehouse Electronic System.  With respect to an eMortgage Loan, “Electronic Record” means the related eNote and all other documents comprising the Asset File electronically created and that are stored in an electronic format, if any

“Electronic Signature” shall have the meaning set forth in E-Sign.

“Electronic Tracking Agreement” shall mean that certain Electronic Tracking Agreement dated as of July 26, 2016 among Buyer, Seller, MERS and MERSCORP, Inc., as the same may be amended from time to time.

“Electronic Transactions” shall mean transactions conducted using Electronic Records and/or Electronic Signatures or fax copies of signatures.

“Eligible Mortgage Loan” shall mean a Mortgage Loan which (a) is an Approved Mortgage Product, and (b) complies with the representations and warranties set forth on Schedule 1 hereto.

“eMortgage Loan” means a Mortgage Loan with respect to which there is an eNote and as to which some or all of the other documents comprising the related Required Documents and Records may be created electronically and not by traditional paper documentation with a pen and ink signature.

“eNote” means, with respect to any eMortgage Loan, the electronically created and stored Note that is a Transferable Record.

“eNote Delivery Requirement” has the meaning assigned to such term in Section 10(a).

“eVault” means an electronic repository identified by Custodian and established and maintained by an eVault Provider for delivery and storage of eNotes.  eNotes held in the eVault shall be registered on, and subject to, the MERS eRegistry

“eVault Provider” has the meaning set forth in the Custodial Agreement.

“EO13224” shall have the meaning set forth in Section 11(aa) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to Seller, mean any Person which is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414(m) or (o) of the Code.

“ERISA Liability Threshold” shall have the meaning specified in the Pricing Letter.

“Escrow Amount” shall mean any amounts paid by the Mortgagor or retained by Seller with respect to the Mortgage Loan that constitute escrowed funds, which shall include any amounts representing Escrow Payments or unapplied principal prepayments.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning specified in Section 13 hereof.

“Event of ERISA Termination” shall, with respect to Seller or any ERISA Affiliate, mean (i) with respect to any Plan, a Reportable Event, or (ii) the withdrawal of Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430 (k) of the Code with respect to any Plan.

“Excess Proceeds” shall mean the excess, if any, of the proceeds received in the Inbound Account with respect to a purchase or repurchase of a Purchased Mortgage Loan over the Repurchase Price for such Purchased Mortgage Loan.

“Existing Subordinated Debt” shall mean all Subordinated Debt, if any, existing as of the Effective Date, as set forth on Schedule 6 to the Pricing Letter.

“Expenses” shall mean all present and future expenses incurred by or on behalf of Buyer or the Custodian in connection with this Agreement or any of the other Facility Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include without limitation the cost of title, lien, judgment and other record searches; attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Facility Documents” shall mean this Agreement, the Pricing Letter, the TIAA Bank Warehouse Customer Guide, the Electronic Tracking Agreement, the Custodial Agreement, each Servicer Notice, if any, the Power of Attorney, and each Subordination Agreement, if any.

“Facility Termination Threshold” shall have the meaning specified in the Pricing Letter.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall have the meaning set forth in Section 11(ee) hereof.

“FDIA” shall have the meaning set forth in Section 31 hereof.

“FDICIA” shall have the meaning set forth in Section 31 hereof.

“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Loan” shall mean a Mortgage Loan which is the subject of an FHA Mortgage Insurance Certificate.

“FHA Mortgage Insurance Certificate” shall mean the certificate evidencing the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” shall mean the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO” shall mean Fair Isaac Corporation, or any successor thereto.

“Fidelity Insurance” shall mean, collectively, whether or not provided in the same policy or policies, insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount reasonably acceptable to Buyer.  Compliance with FNMA requirements shall be deemed acceptable by Buyer under this Agreement.

“Financial Condition Covenants” shall mean each of the covenants set forth in Section 3 of the Pricing Letter.

“Financial Reporting Party” shall have the meaning specified in the Pricing Letter.

“Financial Statements” shall mean the consolidated financial statements of the Financial Reporting Party prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by an Approved CPA.

“Fitch” shall mean Fitch Ratings, Inc., or any successor thereto.

“Flood Policy Insurer” shall mean any of the insurers employed by Seller in the ordinary course of its business that are reasonably acceptable to the Buyer.

“FMV Adjustments” shall mean adjustments to the capitalized value of Seller’s Servicing Rights resulting from changes in valuation inputs or assumptions used in the valuation model.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Ginnie Mae” shall mean the Government National Mortgage Association, or any successor thereto.

“Ginnie Mae Buyout Loan” shall have the meaning set forth in the Pricing Letter.

“Ginnie Mae MBS Guide” shall mean the Ginnie Mae Mortgage-Backed Securities Guide (Ginnie Mae 5500.3, Rev. 1).

“GLB Act” shall have the meaning set forth in Section 30 hereof.

“Government Mortgage Loan” shall mean a first Lien Mortgage Loan that is (a) eligible for FHA mortgage insurance and is so insured, is subject to, or an application has been or will be submitted for, a binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, and is originated in compliance with the requirements of Ginnie Mae and is eligible for inclusion in a Ginnie Mae mortgage-backed security pool; or (b) eligible to be guaranteed by the VA and is so guaranteed, is subject to, or an application has been or will be submitted for, a binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended, and is otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing (including without limitation the Appropriate Federal Banking Agency).

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Haircut Account” shall mean the account established pursuant to Section 9(e) hereof.

“Haircut Amount” shall mean the excess of the outstanding principal balance of the Purchased Mortgage Loan being purchased on the Purchase Date over the Purchase Price for such Purchased Mortgage Loan.

“Hash Value” means, with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.

“Hedge Agreement” shall mean, with respect to any Mortgage Loans, any short sale of a United States Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal or notional interest obligations, either generally or under specific contingencies.

“High Cost Mortgage Loan” shall mean a mortgage loan classified as (a) a “high cost” or “higher priced” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “high risk,” “high rate,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“HUD” shall mean the Department of Housing and Urban Development.

“Inbound Account” shall mean the account established pursuant to Section 9(d) hereof.

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then payable, and all interest, dividends or other distributions payable thereon and all proceeds thereof other than any amounts designated as payment for escrows items thereunder.

“Indebtedness” shall mean, with respect to any Person, total liabilities, as reported on that Person’s balance sheet and calculated in accordance with GAAP including any liabilities of others guaranteed by such Person, but excluding liabilities associated with Mortgage Loans serviced by Seller that are eligible for repurchase pursuant to Chapter 18 of the Ginnie Mae MBS Guide.

“Indemnified Party” shall have the meaning set forth in Section 15(a) hereof.

“Initial Haircut Account Funded Amount” shall mean, with respect to any Purchased Mortgage Loan, the amount deposited by Seller into the Haircut Account on or prior to the related Purchase Date, which amount shall equal the Haircut Amount plus any Escrow Amount related to the Purchased Mortgage Loan.

“Insolvency Event” shall mean, for any Person, (1) it shall commence any case, proceeding or other action (i) relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against it any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of [***]days; or (3) there shall be commenced against it any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within [***]days from the entry thereof; or (4) it shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clauses (1), (2) or (3) above; or (5) it shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due.

“Interest Expense” shall mean, for any period, total interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement) or any lease in the nature thereof.

“Litigation Threshold” shall have the meaning specified in the Pricing Letter.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to the Appraised Value of the Mortgaged Property at origination.

“Location” means, with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.

“Margin Call” shall have the meaning specified in Section 4.

“Margin Deficit” shall have the meaning specified in Section 4.

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by Buyer in its sole discretion,  provided, however, that the “Market Value” of any Mortgage Loan that is not an Eligible Mortgage Loan is zero.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, or financial condition of Seller and its Subsidiaries taken as a whole, (b) the ability of Seller to perform its obligations under any of the Facility Documents to which it is a party, (c) the validity or enforceability of any of the Facility Documents (other than the TIAA Bank Warehouse Customer Guide), (d) the rights and remedies of Buyer or any Affiliate under any of the Facility Documents (other than the TIAA Bank Warehouse Customer Guide), (e) the timely payment of any amounts payable under the Facility Documents or (f) the Asset Value of the Purchased Mortgage Loans taken as a whole.

“Maturity Event” shall mean with respect to a Mortgage Loan, the earliest to occur of:  (a) the Mortgaged Property is sold or transferred; (b) the death of the last remaining Mortgagor; (c) the Mortgaged Property ceases to be the principal residence of a Mortgagor for reasons other than death and the Mortgaged Property is not the principal residence of at least one other Mortgagor, together with the required FHA approval; (d) for a period of longer than [***]consecutive months, a Mortgagor fails to occupy the Mortgaged Property because of physical or mental illness and the Mortgaged Property is not the principal residence of at least one other Mortgagor, together with the required FHA approval; or (e) Mortgagor violates any other covenant of the Mortgage or Mortgage Note and is unable (or refuses) to correct the violation, together with the required FHA approval.

“Maximum Purchase Amount” shall have the meaning specified in the Pricing Letter.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS eRegistry” means the electronic registry operated by MERSCORP Holdings, Inc. that acts as the legal system of record that identifies the Controller, Delegatee and Location of the Authoritative Copy of registered eNotes.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“Minimum Reserve Amount” shall have the meaning specified in the Pricing Letter.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investor’s Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, deed of trust, deed to secure debt, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto, unless such Mortgage is granted in connection with a Co-op Loan, in which case the first lien position is in the Co-op Shares of the subject Co-op Corporation and in the tenant’s rights in the Proprietary Lease relating to such Co-op Shares.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in the TIAA Bank Warehouse Customer Guide and the Custodial Agreement.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” shall mean any first lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage.

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by Seller and delivered to Buyer via the TIAA Bank Warehouse Electronic System and to Custodian as specified in the Custodial Agreement, which provides information (including, without limitation, the information required pursuant to the TIAA Bank Warehouse Customer Guide) relating to the Purchased Mortgage Loans in a format required pursuant to the TIAA Bank Warehouse Customer Guide.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment, or other Co-op Loan collateral, of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“MSR Appraised Value” means, as of any date of determination, the fair market value of Seller’s Servicing Rights at such time, calculated as a percentage (using the mid-point if expressed as a range) of the then unpaid principal balances of each category of Mortgage Loan then being serviced, as set forth in a Servicing Rights Appraisal.  For the avoidance of doubt, in order to take into account changes in the unpaid principal balances of Mortgage Loans from the date of a particular appraisal to the date of any later determination of MSR Value for purposes of calculating Adjusted Tangible Net Worth at any time, the applicable value percentage shall be applied to the then (updated) unpaid principal balance of Mortgage Loans then included in Seller’s capitalized Servicing Rights within each applicable category of Mortgage Loans of the date of such later determination of MSR Value.

“MSR Value” shall mean, as of any date of determination, the lesser of (a) Seller’s capitalized Servicing Rights at such time, and (b) as applicable, and with respect to the same Servicing Rights (i) the MSR Appraised Value, at such time, with respect to those Mortgage Loans then included in Seller’s capitalized Servicing Rights, or (ii) if the applicable Servicing Rights Appraisal has not been timely delivered to Buyer, such amount as Buyer shall determine in its commercially reasonable discretion, using such means of valuation as it deems appropriate under the circumstances.

“Multiemployer Plan” shall mean, with respect to Seller, a “multiemployer plan” as defined in Section 3(37) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to (or required to be contributed to) by Seller or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Account Funded Amount” shall mean, for each Purchased Mortgage Loan, the Initial Haircut Account Funded Amount minus the Haircut Amount withdrawn from the Haircut Account by Buyer plus all additional amounts received in the Haircut Account related to the applicable Purchased Mortgage Loan, including amounts on account of Repurchase Price (including, without duplication, Excess Proceeds) minus any Shortfall Proceeds withdrawn by Buyer on account of the applicable Purchased Mortgage Loan, minus all Warehouse Fees withdrawn by Buyer on account of the applicable Purchased Mortgage Loan minus any additional amounts withdrawn by Buyer as permitted under Section 9(e) or otherwise, and attributed (in the sole discretion of Buyer) to such Purchased Mortgage Loan.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined on a consolidated basis in accordance with GAAP.

“Net Worth” shall mean, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Obligations” shall mean: (a) any amounts owed by Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Facility Documents; (b) all other obligations or amounts owed by Seller to Buyer or an Affiliate of Buyer under any other contract or agreement, in each case, whether such amounts or obligations owed are direct or indirect, absolute or contingent, matured or unmatured.

“OFAC” shall have the meaning set forth in Section 11(aa) hereof.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean any employee pension benefit plan within the meaning of section 3(2) of ERISA that is or was at any time during the current year or immediately preceding five years established, maintained or contributed to by either Seller or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledge Instruments” shall mean the Assignment of Proprietary Lease and the stock power related to the Co-op Shares.

“Post-Default Rate” shall have the meaning specified in the Pricing Letter.

“Power of Attorney” shall mean that certain Power of Attorney dated as of September 16, 2022, executed by the Seller in favor of the Buyer.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Letter” shall mean that certain letter agreement between Buyer and Seller, dated as of the date hereof, as the same may be amended from time to time.

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the SOFR Rate plus (b) the Pricing Spread.

“Pricing Spread” shall have the meaning specified in the Pricing Letter.

“Prohibited Person” shall have the meaning set forth in Section 11(aa) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean the lease of a Co-op Unit evidencing the possessory interest of the owner of the Co-op Shares in such Co-op Unit.

“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by Seller to Buyer or its designee.

“Purchase Price” shall have the meaning specified in the Pricing Letter.

“Purchase Price Percentage” shall have the meaning specified in the Pricing Letter.

“Purchased Mortgage Loan” shall mean each Mortgage Loan sold by Seller to Buyer in a Transaction, as reflected in the TIAA Bank Warehouse Electronic System and as evidenced by the Daily Activity Report, prior to the time repurchased by Seller in accordance with the terms hereof.

“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Rating Agency” shall mean any of S&P, Moody’s or Fitch.

“Recognition Agreement” shall mean an agreement among a Co-op Corporation, a lender, and a Mortgagor with respect to a Co-op Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Co-op Loan, and (ii) make certain agreements with respect to such Co-op Loan.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to a Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“Register” shall have the meaning set forth in Section 19(b) hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reportable Event” shall mean any of the events set forth in Section 4043 of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.

“Repurchase Assets” shall have the meaning provided in Section 8(a) hereof.

“Repurchase Date” shall mean the date on which Seller is to repurchase the Purchased Mortgage Loans, or any particular Purchased Mortgage Loan, subject to a Transaction from Buyer, which shall be the earliest of (a) the date specified pursuant to Section 3(d)(i), (b) a date no later than the applicable Aging Limit, (c) one (1) Business Day after such Purchased Mortgage Loan is no longer an Eligible Mortgage Loan, (d) the Termination Date, or (e) any date determined by application of the provisions of Sections 3(d) or 14.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to Seller upon termination of a Transaction, which will be determined in each case as to any Purchased Mortgage Loan as the sum of (a) the Purchase Price for such Purchased Mortgage Loan as of the date of such determination, plus (b) any accrued and unpaid Price Differential with respect to such Purchased Mortgage Loan as of the date of such determination, plus (c) any other accrued and unpaid fees, expenses, indemnities, and other amounts then due and owing to Buyer with respect to such Purchased Mortgage Loan.

“Requirement of Law” shall mean as to any Person, all requirements and prohibitions contained in the Certificate of Incorporation, Bylaws, Certificate of Formation, Operating Agreement or other organizational or governing documents of such Person, and of any law, treaty, rule, regulation, procedure or any determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its Property is subject.

“Responsible Officer” shall mean, as to Buyer and Seller, respectively, an officer or other authorized representative of such Person listed on Schedule 3 to the Pricing Letter, as such Schedule 3 may be amended from time to time.

“Reserve Account” shall mean the account established pursuant to Section 9(c) hereof.

“Reserve Amount” shall mean all cash and other amounts on deposit in the Reserve Account.

“Restricted Cash” shall mean for any Person, any amount of cash or Cash Equivalents of such Person that is contractually required to be set aside, segregated or otherwise reserved.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” shall have the meaning set forth in Section 32 hereof.

“Seller” is defined in the introductory paragraph of this Agreement, and includes any permitted successor in interest thereto.

“Servicer Notice” shall mean a notice acknowledged by each Subservicer, if any, substantially in the form of Exhibit B hereto.

“Servicing Agreement” shall have the meaning set forth in Section 16(c) hereof.

“Servicing Rights” shall mean the rights of any Person to administer, service or subservice Mortgage Loans, to collect Income thereon, or to possess related Records.

“Servicing Rights Appraisal” shall mean a written appraisal or evaluation by an Approved Servicing Appraiser evaluating the MSR Appraised Value of all of the Servicing Rights as of a date stated in the written report of such evaluation, each such evaluation and report to be made at Seller’s expense, to be addressed to Buyer and to be in form and substance acceptable to Buyer in its commercially reasonable discretion.

“Settlement Agent” shall mean, with respect to any Transaction, the entity approved by Buyer, in its sole discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the proceeds of the related Mortgage Loan are being disbursed.

“Shortfall Proceeds” shall mean the shortfall, if any, between the proceeds received in the Inbound Account with respect to a purchase or repurchase of a Purchased Mortgage Loan and the Repurchase Price for such Purchased Mortgage Loan.

“SIPA” shall have the meaning set forth in Section 32 hereof.

“SOFR Floor” shall have the meaning set forth in the Pricing Letter.

“SOFR Rate” shall mean, with respect to each day a Transaction is outstanding, the rate per annum equal to the greater of (a) Term SOFR as quoted by Bloomberg Finance L.P., or any quoting service or commonly available source utilized by Buyer, for the purpose of displaying Term SOFR on such date (and if such date is not a Business Day, the SOFR Rate in effect on the Business Day immediately preceding such date), and (b) the SOFR Floor. Notwithstanding the foregoing, if (i) Term SOFR ceases to exist or be published by the Term SOFR Administrator (or any successor or substitute), (ii) there is a material disruption to Term SOFR, including but not limited to other lenders in the industry switching from Term SOFR to another interest rate, (iii) there is a change in the methodology of calculating Term SOFR or (iv) in the reasonable expectation of the Buyer, any of the events specified in clause (i), (ii) or (iii) will occur; then the rate for the applicable interest period will be determined by such alternate method designed to measure interest rates in a similar manner, as determined by the Buyer.  In order to account for the relationship of the replacement index to the original Term SOFR, such alternate method will incorporate any spread to any replacement index as is necessary to ensure that Seller and the Buyer are in a similar economic position as the original Term SOFR.

“Subordinated Debt” means, Indebtedness of Seller (i) which is unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Seller in respect of such Indebtedness is subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all Obligations on terms and conditions that are satisfactory in form and substance to Buyer in its commercially reasonable discretion.  Subordinated Debt, if any, outstanding as of the Effective Date is as set forth on Schedule 6 to the Pricing Letter.

“Subordination Agreement” shall mean an agreement among Buyer, Seller, and all applicable third parties which satisfies the requirements of clause (iii) of the definition of “Subordinated Debt.”

“Subservicer” shall have the meaning set forth in Section 16(c) hereof, and includes the permitted successors and assigns of each such Person, including any Successor Servicer.  The Subservicer, if any, on the Effective Date is identified on Schedule 5 to the Pricing Letter.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Successor Servicer” shall have the meaning set forth in Section 16(h) hereof.

“Surplus Amount” shall have the meaning specified in the Pricing Letter.

“Takeout Commitment” shall mean a commitment of Seller to sell one or more Mortgage Loans to a Takeout Investor, and the corresponding Takeout Investor’s commitment back to Seller to effectuate the foregoing.

“Takeout Investor” shall mean any institution which has made a Takeout Commitment and has been approved by Buyer, in its sole and absolute discretion.

“Takeout Investor Purchase Advice” shall mean a summary of the purchase and sale of a Purchased Mortgage Loan to a Takeout Investor and shall specify the proceeds to be paid by the Takeout Investor and shall direct such proceeds to be paid into the Inbound Account.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Term SOFR” means the Term SOFR reference rate for a one-month tenor as administered by the Term SOFR Administrator and quoted by Bloomberg Finance L.P., or any quoting service or commonly available source utilized by Buyer.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited or a successor administrator of the index selected by Buyer in its sole discretion.

“Termination Date” shall have the meaning specified in the Pricing Letter.

“Test Date” shall have the meaning specified in the Pricing Letter.

“TIAA Bank” means TIAA, FSB, formerly known as EverBank.

“TIAA Bank Warehouse Customer Guide” shall mean the guidelines and other information provided to Seller by Buyer from time to time, setting forth the policies and procedures to be followed by Seller when utilizing the facility contemplated under this Agreement, including without limitation information and parameters input into the TIAA Bank Warehouse Electronic System regarding LTV limitations as established by Buyer from time to time.

“TIAA Bank Warehouse Electronic System” shall mean the system utilized by Buyer either directly, or through its vendors, and which may be accessed by Seller in connection with delivering and obtaining information and requests as described further in the TIAA Bank Warehouse Customer Guide.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Request” shall mean a request from Seller to Buyer to enter into a Transaction, which shall be submitted electronically to Buyer through the TIAA Bank Warehouse Electronic System in accordance with the TIAA Bank Warehouse Customer Guide and to Custodian in accordance with the Custodial Agreement.

“Transaction Term Limitation” shall have the meaning specified in the Pricing Letter.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“Underwriting Guidelines” shall mean the standards, procedures and guidelines of the Seller for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of the Seller, as in effect from time to time, a copy of which shall have been provided to Buyer as required hereunder and such other (i) guidelines mandated by federal regulations, with notice to Buyer of such guidelines, and (ii) guidelines as are identified and approved in writing by Buyer in its commercially reasonable discretion.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USPAP Guidelines” shall mean the Uniform Standards of Professional Appraisal Practice, as approved by the Appraisal Standards Board of The Appraisal Foundation, as revised, interpreted and amended from time to time.

“VA” shall mean the Veterans Administration and any successor agency.

“Warehouse Facility” shall mean any loan, repurchase or other arrangement for incurring Indebtedness secured by Seller’s Mortgage Loans.

“Warehouse Fees” shall have the meaning specified in the Pricing Letter.

“Wet Delivery Deadline” shall have the meaning specified in the Pricing Letter.

“Wet File” shall mean, with respect to a Wet Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in the TIAA Bank Warehouse Customer Guide.

“Wet Mortgage Loan” shall mean an Eligible Mortgage Loan which Seller is selling to Buyer simultaneously with the origination thereof and for which the Mortgage File has not been delivered to Custodian.

SECTION 3.	INITIATION; TERMINATION

(a)         Conditions Precedent to Initial Transaction.  Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i)           The following Facility Documents, duly executed and delivered to Buyer:

(A)          Agreement.  This Agreement, duly executed by the parties thereto.

(B)          Electronic Tracking Agreement.  The Electronic Tracking Agreement and any and all similar agreements executed in connection with the Existing MRA shall remain in full force and effect.

(C)          Pricing Letter.  The Pricing Letter, duly executed by the parties thereto.

(D)          Custodial Agreement.  The Custodial Agreement and any and all similar agreements executed in connection with the Existing MRA shall remain in full force and effect.

(E)          Power of Attorney.  The Power of Attorney and any and all similar agreements executed in connection with the Existing MRA shall remain in full force and effect

(F)         Subordination Agreements.  The Subordination Agreements and any and all similar agreements executed in connection with the Existing MRA shall remain in full force and effect.

(G)          Intercreditor Agreement.  Any and all intercreditor agreements executed in connection with the Existing MRA shall remain in full force and effect.

(H)          Servicing Agreement(s).  The Servicing Agreement(s) and any and all similar agreements executed in connection with the Existing MRA shall remain in full force and effect.

(ii)         Organizational Documents.  A certificate of corporate or other applicable entity existence of Seller and certified copies of the charter and bylaws (or equivalent documents) of Seller and of all corporate or other applicable authority documents for Seller with respect to the execution, delivery and performance of the Facility Documents and each other document to be delivered by Seller from time to time in connection herewith.

(iii)       Good Standing Certificate.  A certified copy of a good standing certificate from the jurisdiction of organization of Seller, dated as of no earlier than the date 10 Business Days prior to the Effective Date.

(iv)         Incumbency Certificate.  An incumbency certificate of the corporate secretary of Seller, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Facility Documents.

(v)          Opinion of Counsel.  An opinion of Seller’s counsel, in form and substance acceptable to Buyer in its commercially reasonable discretion.

(vi)         Security Interest.  Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(vii)       Insurance.  Evidence that Seller has added endorsements for theft of warehouse lender money and collateral, naming Buyer as a loss payee under its Fidelity Insurance and as a direct loss payee/right of action under its errors and omissions insurance policy.

(viii)      Fees.  Payment of any fees and other costs and expenses due to and invoiced by Buyer hereunder and to Custodian under the Custodial Agreement.

(ix)         Other Documents.  Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b)         Conditions Precedent to all Transactions.  Upon satisfaction of the conditions set forth in this Section 3(b), Buyer may enter into a Transaction with Seller. Buyer’s entering into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i)          Due Diligence Review.  Without limiting the generality of Section 17 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Seller.

(ii)          No Default.  No Default or Event of Default shall have occurred and be continuing under, and such Transaction is in full compliance with all applicable terms and conditions of, the Facility Documents.

(iii)        Representations and Warranties.  Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in Section 11 hereof and by Seller in any other Facility Document to which they respectively are a party, shall be true and accurate on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(iv)       Maximum Purchase Price.  After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Agreement shall not exceed the Maximum Purchase Amount.

(v)          No Margin Deficit.  Both immediately prior to, and after giving effect to, the requested Transaction, there shall be no Margin Deficit.

(vi)         Transaction Request.  Seller shall have delivered to Buyer, in accordance with the timeframes and in the manner set forth in the TIAA Bank Warehouse Customer Guide, and to Custodian, in accordance with the timeframes and in the manner set forth in the Custodial Agreement, (a) a Transaction Request and (b) a Mortgage Loan Schedule with respect to all Mortgage Loans subject to the requested Transaction.

(vii)       Delivery of Wet File and Mortgage File.  Seller shall have delivered to Custodian, in accordance with the timeframes set forth in the Custodial Agreement, with respect to each Mortgage Loan subject to the requested Transaction (a) which is not a Wet Mortgage Loan, the Mortgage File with respect to each such Mortgage Loan and (b) with respect to each Wet Mortgage Loan, (1) the Wet File with respect to each such Mortgage Loan and (2) on or prior to the Wet Delivery Deadline, the Mortgage File.

(viii)       Delivery of Trust Receipt.  Custodian shall have delivered to Buyer, in accordance with the timeframes set forth in the Custodial Agreement, a Trust Receipt (accompanied by a Custodial Loan Transmission) with respect to each Mortgage Loan subject to the requested Transaction.

(ix)          Fees and Expenses.  Buyer shall have received all properly invoiced and undisputed fees and expenses of counsel to Buyer as contemplated by and in accordance with Sections 9 and 15(b) which amounts, at Buyer’s option so long as an invoice has been received by Seller at least [***]Business Days prior to the related Purchase Date, may be withheld from the proceeds remitted by Buyer to Seller pursuant to any Transaction hereunder.

(x)          No Material Adverse Change.  None of the following shall have occurred and/or be continuing:

(A)          an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B)          an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C)          there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement; or

(D)         there shall have occurred (i) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (ii) a general suspension of trading on major stock exchanges; or (iii) a disruption in or moratorium on commercial banking activities or securities settlement services.

Each Transaction Request delivered by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 3(b) (other than clauses (i), (v), (ix) and (x) hereof) have been satisfied (both as of the date of such notice or request and as of Purchase Date).

(c)          Initiation.

(i)          Seller shall deliver a Transaction Request through the TIAA Bank Warehouse Electronic System to Buyer on or prior to the date and time set forth in Section 3(b)(vi) prior to entering into any Transaction.  Such Transaction Request shall include all information required by Buyer pursuant to the TIAA Bank Warehouse Customer Guide.  Following receipt of such request, Buyer may in its sole discretion agree to enter into such requested Transaction, in which case it will fund the Purchase Price therefor as contemplated in this Agreement.  Buyer’s funding the Purchase Price of the Transaction and Seller’s acceptance thereof will constitute the parties agreement to enter into such Transaction.  Buyer shall confirm the terms of each Transaction on the TIAA Bank Warehouse Electronic System, including information that sets forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction, (E) the applicable Purchase Price Percentages, and (F) additional terms or conditions not inconsistent with this Agreement; provided that Buyer’s failure to enter the information into the TIAA Bank Warehouse Electronic System shall not affect the obligations of Seller with respect to such Transaction.  This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller.  Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.

(ii)         The information entered into the TIAA Bank Warehouse Electronic System with respect to any Transaction, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by Seller no more than two (2) Business Days after the Purchase Date of the Transaction.  An objection sent by Seller must state specifically that such writing is an objection, must specify the provision(s) being objected to by Seller, must set forth such provision(s) in the manner that Seller believes they should be stated, and must be received by Buyer no more than [***]Business Days after the Purchase Date for the Transaction.  Notwithstanding the foregoing, to the extent that Seller accepts funding of the Transaction, Seller shall be deemed to have consented to the terms of the Transaction as set forth in the TIAA Bank Warehouse Electronic System.  All Transactions entered into on any Business Day shall be reflected in the Daily Activity Report on such Business Day.

(iii)       Except as otherwise provided in the definition of Termination Date, the Repurchase Date for each Transaction shall not be later than the Termination Date.

(iv)         Subject to the terms and conditions of this Agreement, prior to the Termination Date Seller may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(v)          No later than the date and time set forth in the Custodial Agreement, Seller shall deliver to  Custodian (x) the Mortgage Loan File pertaining to each Eligible Mortgage Loan (other than Wet Mortgage Loans) to be purchased by Buyer, and (y) the Wet File for each Wet Mortgage Loan to be purchased by Buyer.

(vi)         Upon Buyer’s receipt of the Trust Receipt (accompanied by a Custodial Loan Transmission) in accordance with the Custodial Agreement and subject to the provisions of this Section 3, the Purchase Price will then be made available to Seller by Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available, as provided in Section 9(b).

(vii)        In addition to the other payment and performance obligations of Seller under this Agreement and the other Facility Documents, in the event that Buyer transfers any amounts for the purchase of a Mortgage Loan as provided herein, Seller shall be fully, absolutely, and unconditionally obligated and liable to repay to Buyer the full amount thereof if (x) on the related scheduled Purchase Date such Mortgage Loan does not close, or (y) such Mortgage Loan otherwise fails to become a Purchased Mortgage Loan.  Any amounts due pursuant to this Section 3(c)(vii) shall be payable on demand, and the unpaid amount thereof shall accrue interest at the Post-Default Rate from the date so transferred until paid in full.

(d)          Repurchase; Purchase by a Takeout Investor.

(i)          Seller may repurchase Purchased Mortgage Loans without penalty or premium on any date.  Such repurchase may occur simultaneously with a sale of the Purchased Mortgage Loan to a Takeout Investor.  If Seller intends to make such a repurchase, Seller shall give written notice thereof to Buyer through the TIAA Bank Warehouse Electronic System in accordance with the TIAA Bank Warehouse Customer Guide, and to Custodian in accordance with the Custodial Agreement, designating the Purchased Mortgage Loans to be repurchased and providing such other information required pursuant thereto, including, without limitation, delivery of a Takeout Investor Purchase Advice to the extent that such Purchased Mortgage Loan shall be purchased by a Takeout Investor.  If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans.

(ii)          On the Repurchase Date, termination of the Transaction will be effected by reassignment to Seller or its designee of the Purchased Mortgage Loans (including the related Servicing Rights and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the Obligations of, Seller) against the simultaneous transfer of the Repurchase Price to an account of Buyer.  Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan except as otherwise provided herein).  Seller shall comply with all of the provisions of the TIAA Bank Warehouse Customer Guide and the Custodial Agreement in order to effectuate a repurchase hereunder.  Seller is obligated to obtain the Mortgage Files from Buyer or its designee at Seller’s expense on the Repurchase Date.  All repurchases effected on any Business Day shall be reflected in the Daily Activity Report for such Business Day. On each Repurchase Date, upon Buyer’s receipt of the Repurchase Price with respect to the applicable Purchased Mortgage Loan, Buyer shall be deemed to have simultaneously released its interest in the applicable Purchased Mortgage Loan in accordance with the relevant Bailee Letter if applicable, and otherwise without any further action by Buyer or any other Person and such Purchased Mortgage Loan shall be transferred to the Seller or its designee free and clear of any liens, pledges or encumbrances of Buyer hereunder.

SECTION 4.	MARGIN AMOUNT MAINTENANCE

(a)          Buyer shall determine the Asset Value of each Purchased Mortgage Loan at such intervals as determined by Buyer in its sole discretion.

(b)          If at any time the Asset Value of any Purchased Mortgage Loans subject to a Transaction is less than the Purchase Price for such Transaction, or any applicable Concentration Limit has been exceeded (a “Margin Deficit”), then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Buyer or its designee cash so that, as applicable, (i) the Asset Value of the Purchased Mortgage Loans will thereupon equal or exceed the Purchase Price for such Transaction, and (ii) no Concentration Limit will be exceeded.

(c)          Notice delivered pursuant to Section 4(b) may be given by any written or electronic means.  Any notice given before [***] (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than [***]. (New York City time) on such Business Day; notice given after [***]. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than [***]. (New York City time) on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”).

(d)         The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(e)         Any cash transferred to Buyer pursuant to Section 4(b) above shall be credited to the Repurchase Price of the related Transactions, or, at Buyer’s option, may be placed in the Reserve Account until such time that Buyer determines, in its sole discretion, that the Margin Deficit has been eliminated, and following elimination of the Margin Deficit Buyer shall deposit the remaining portion of the cash transfer in excess of the Minimum Reserve Amount, if any, into the Haircut Account.

SECTION 5.	COLLECTIONS; INCOME PAYMENTS

(a)          All Income, and all rights to Income, of, on, or otherwise with respect to all Purchased Mortgage Loans is the sole and exclusive property of Buyer as the owner thereof, pending repurchase on the related Repurchase Date.  Notwithstanding the foregoing, and provided no Default has occurred and is continuing, Buyer agrees that Seller shall be entitled to receive, solely from such Income, an amount equal to all Income received in respect of the Purchased Assets; provided, however, that any Income received by or on behalf of Seller while the related Transaction is outstanding shall be deemed held by Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date.

(b)          In the event that a Default has occurred and is continuing, notwithstanding any provision set forth herein, Seller shall remit to Buyer, by wire transfer in accordance with wire transfer instructions previously given to Seller by Buyer, all Income received with respect to each Purchased Mortgage Loan on such date or dates as Buyer notifies Seller in writing.

(c)          All amounts required to be paid or remitted by Seller to Buyer which are not made when due shall bear interest from the due date until the remittance, transfer or payment is made, payable by Seller, at the lesser of the Post-Default Rate or the maximum rate of interest permitted by law.  If there is no maximum rate of interest specified by applicable law, interest on such sums shall accrue at the Post-Default Rate.

(d)          Any cash transferred to Buyer pursuant to Section 4(b) above may be either credited to the Repurchase Price of the related Transactions, or, at Buyer’s option, may be placed in the Reserve Account until such time that Buyer determines, in its sole discretion, that the Margin Deficit has been eliminated, and following elimination of the Margin Deficit Buyer shall deposit the remaining portion of the cash transfer in excess of the Minimum Reserve Amount, if any, into the Haircut Account.

SECTION 6.	REQUIREMENTS OF LAW

(a)         If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and bylaws or other organizational or governing documents) or any change in the governmental or judicial interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)           shall subject Buyer to any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any Transaction or change the basis of taxation of payments to Buyer in respect thereof (other than Taxes described in clauses (I) through (IV) of Section 7(a);

(ii)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the SOFR Rate hereunder; or

(iii)         shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.

(b)       If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and bylaws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

(c)          If Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Seller of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

SECTION 7.	TAXES

(a)         Any and all payments by Seller under or in respect of this Agreement or any other Facility Documents to which Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law.  If Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Facility Documents to Buyer, (i) Seller shall make all such deductions and withholdings in respect of Taxes, (ii) Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by Seller shall be increased as may be necessary so that after Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.  For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes imposed on or with respect to any payment made by or on account of any obligation of the Seller under this Agreement or any of the other Facility Documents other than (I) Taxes imposed on or measured by overall Net Income, franchise Taxes, and branch profits Taxes, in each case, (x) imposed as a result of Buyer or any other recipient of the payment being organized under the laws of, or having its applicable lending office in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (y) imposed as a result of a present or former connection between Buyer or any other recipient of the payment and the jurisdiction imposing such Tax (other than connection arising from such person having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Facility Documents (in which case such Taxes will be treated as Non-Excluded Taxes), (II) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to this Agreement or such person changes its lending office, except to the extent that, pursuant to Section 7, amounts were payable to such person’s assignor immediately before such person becomes a party to this Agreement or were payable before such person changed its lending office, (III) Taxes attributable to a failure by Buyer to comply with Section 7(e), and (IV) any U.S. federal withholding Taxes imposed under FATCA.

(b)          In addition, Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Facility Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Facility Document, except any such Taxes that are  imposed with respect to an assignment as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than connection arising from such person having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Facility Documents) (collectively, “Other Taxes”).

(c)          Seller hereby agrees to indemnify Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7 imposed on or paid by Buyer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  The indemnity by Seller provided for in this Section 7(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted.  Amounts payable by Seller under the indemnity set forth in this Section 7(c) shall be paid within [***] days from the date on which Buyer makes written demand therefor.

(d)          Within thirty (30) days after the date of any payment of Taxes, Seller (or any Person making such payment on behalf of Seller) shall furnish to Buyer for its own account a certified copy of the original official receipt evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(e)          Buyer and any Buyer assignee shall deliver to Seller a properly completed and executed Internal Revenue Service (“IRS”)  Form W-9 (or any successor form) certifying that it is not subject to backup withholding. If a payment made to a Buyer or Buyer assignee under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or assignee shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 7(e)(C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)         If Buyer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Seller or with respect to which the Seller has paid additional amounts pursuant to Section 7(a), it shall pay to Seller an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Seller under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Buyer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Seller, upon the request of the Buyer, agrees to repay the amount paid over to the it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Buyer is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 7(f), in no event will the indemnified party be required to pay any amount to Seller pursuant to this Section 7(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g)         Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 7 shall survive the termination of this Agreement.  Nothing contained in this Section 7 shall require Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(h)          Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transaction as indebtedness of Seller that is secured by the Purchased Mortgage Loans and the Purchased Mortgage Loans as owned by Seller for federal income tax purposes in the absence of a Default by Seller.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 8.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)          Security Interest.  On each Purchase Date, Seller hereby sells, assigns and conveys all rights, title, and interests in, to, and under the Purchased Mortgage Loans identified on the related Mortgage Loan Schedule or as to which Buyer otherwise pays the Purchase Price as provided herein, including the related Mortgage File and Servicing Rights and all Income therefrom.  Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and, in any event, as security for the performance by Seller of its Obligations, Seller hereby pledges to Buyer and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in all of the Seller’s right, title, and interest in, to, and under the following, in all instances whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Repurchase Assets”):

(i)           the Purchased Mortgage Loans;

(ii)          the Mortgage File and Records related to the Purchased Mortgage Loans;

(iii)         all Servicing Rights related to the Purchased Mortgage Loans;

(iv)         the Facility Documents (to the extent such Facility Documents and Seller’s rights thereunder relate to the Purchased Mortgage Loans);

(v)          any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property;

(vi)         any Takeout Commitments relating to any Purchased Mortgage Loan;

(vii)        any Closing Protection Letter relating to any Purchased Mortgage Loan;

(viii)       all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance or hazard insurance;

(ix)          all Income relating to any Purchased Mortgage Loan;

(x)           the Inbound Account;

(xi)          the Haircut Account;

(xii)         any Hedge Agreements relating to any Purchased Mortgage Loan;

(xiii)       any other contract rights, accounts, deposit accounts (including any interest of Seller in escrow accounts), payments, rights to payment (including payments of interest or finance charges), and general intangibles to the extent that any of the foregoing relates to any Purchased Mortgage Loan,

(xiv)       any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other deposit accounts) or any interest in the Purchased Mortgage Loans;

(xv)        [ Reserved];

(xvi)       any and all replacements or substitutions for, proceeds (including the related securitization proceeds) of, and distributions on or with respect to any of the foregoing;

(xvii)     any other property, rights, title or interests as are specified on a Mortgage Loan Schedule and/or Transaction Request and/or in the TIAA Bank Warehouse Electronic System;

(xviii)     the Reserve Amount; and

(xix)       the Reserve Account.

Seller acknowledges that it has no rights to service the Purchased Mortgage Loans.  Without limiting the generality of the foregoing and in the event that Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created.  The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets and the Servicing Rights as Buyer, at its option, may deem appropriate, without the signature of Seller thereon.  Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

(b)          Buyer’s Appointment as Attorney in Fact.  Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)           in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii)          to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii)        (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do;

(iv)        for the purpose of carrying out the transfer of servicing with respect to the Mortgage Loans from Seller to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by Seller, to, in the name of Seller or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Mortgage Loans substantially in the form required pursuant to applicable Requirements of Law, transferring the servicing of the Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion; and

(v)          to deliver notices of sale to Mortgagors or other third parties, including without limitation, those required by law.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.  In addition to the foregoing, Seller agrees to execute a Power of Attorney to be delivered on the date hereof.

Seller also authorizes Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled to all remedies available to a secured creditor under the Uniform Commercial Code and shall have the right to apply the Repurchase Assets or any proceeds therefrom to all Obligations.

SECTION 9.	PAYMENT, TRANSFER; ACCOUNTS AND CUSTODY

(a)         Buyer’s Account.  Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer at the account maintained and indicated by Buyer not later than [***]New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).  Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)       Remittance of Purchase Price.  On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to Buyer or its designee against the simultaneous transfer of the Purchase Price to the applicable Settlement Agent.  With respect to the Purchased Mortgage Loans being sold by Seller on a Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all of the right, title and interest of Seller in and to the Purchased Mortgage Loans, including the related Mortgage File and Servicing Rights and all Income thereon, and all right, title, and interest of Seller in and to the proceeds of any related Repurchase Assets.  Buyer may confirm that the Initial Haircut Account Funded Amount has been deposited into the Haircut Account prior to its remittance of any amounts in accordance herewith.  Subject to Buyer’s verification of necessary cleared funds in the Haircut Account, Buyer shall remit to the Settlement Agent the full amount of the outstanding principal balance of such Purchased Mortgage Loan and shall withdraw and retain from the Haircut Account, the Haircut Amount.

(c)         Reserve Account. Seller shall establish and maintain a Reserve Account, in the form of a deposit account. Buyer shall have exclusive withdrawal rights from such Reserve Account. The Reserve Account shall be established with Buyer. Seller shall deposit an amount equal to the Minimum Reserve Amount or other amount determined by Buyer. Funds deposited in the Reserve Account may be transferred as set forth herein. Any interest or other earnings on the investment of funds held in the Reserve Account shall be deposited in the Reserve Account, subject to withdrawal pursuant hereto. The Reserve Amount shall be held as cash margin and collateral for all Obligations under this Agreement. Without limiting the generality of the foregoing, in the event that a Margin Call or other Default exists, Buyer shall be entitled to use any or all of the  Reserve Amount to cure such circumstances or otherwise exercise remedies available to Buyer without prior notice to, or consent from, Seller.

(d)        Inbound Account.  Seller shall establish and maintain an Inbound Account identified in the Pricing Letter, in the form of a deposit account.  The Inbound Account shall be established with TIAA Bank.  Buyer shall have exclusive withdrawal rights from such Inbound Account.  Funds deposited in the Inbound Account may be transferred as set forth herein.  Any interest or other earnings on the investment of funds held in the Inbound Account shall be deposited in the Inbound Account, subject to withdrawal pursuant hereto.  All amounts on deposit in the Inbound Account shall be held as cash margin and collateral for all Obligations under this Agreement (such amount, to the extent not applied to Obligations under the Agreement, the “Repurchase Proceeds”).  In connection with any repurchase or purchase by a Takeout Investor of a Purchased Mortgage Loan, Seller shall direct remittance of the proceeds therefor into the Inbound Account.  Seller shall be required to comply with all requirements in connection with any repurchase and remittance into the Inbound Account.  Upon receipt of any Repurchase Proceeds in the Inbound Account, Buyer shall apply such Repurchase Proceeds to the Repurchase Price for the related Purchased Mortgage Loans.  Any Repurchase Proceeds in excess of the Repurchase Price for the related Purchased Mortgage Loans shall be remitted to the Haircut Account, for application as contemplated pursuant to Section 9(e).  Without limiting the generality of the foregoing, in the event that a Margin Call or a Default has occurred and is continuing, Buyer shall be entitled to use any or all of the Repurchase Proceeds to cure such circumstance or otherwise exercise remedies available to Buyer without prior notice to, or consent from, Seller.

(e)         Haircut Account.  Seller shall establish and maintain a Haircut Account identified in the Pricing Letter, in the form of a deposit account.  The Haircut Account shall be established with TIAA Bank.  Buyer shall have exclusive withdrawal rights from such Haircut Account.  Any interest or other earnings on the investment of funds held in the Haircut Account shall be deposited in the Haircut Account, subject to withdrawal pursuant hereto.  Buyer is hereby authorized and instructed by Seller to withdraw from the Haircut Account any and all amounts contemplated herein.  On each Purchase Date, Seller shall deposit the Initial Haircut Account Funded Amount into the Haircut Account.  Upon purchase by Buyer of the related Purchased Mortgage Loan, Buyer shall withdraw the Haircut Amount to reimburse itself for the difference between the actual amount remitted by Buyer on the Purchase Date on account of the Purchased Mortgage Loan and the Purchase Price for such Purchased Mortgage Loan.  Upon repurchase by Seller, or purchase by a Takeout Investor, of any Purchased Mortgage Loan, if there remain on deposit in the Inbound Account Excess Proceeds with respect to such Mortgage Loan, then Buyer shall remit the Excess Proceeds to the Haircut Account and such Excess Proceeds shall be added to the Net Account Funded Amount for such Mortgage Loan.  Upon repurchase by Seller, or purchase by a Takeout Investor, of any Purchased Mortgage Loan, if there exists in the Inbound Account Shortfall Proceeds with respect to such Mortgage Loan, then Buyer may withdraw from the Haircut Account the amount of any Shortfall Proceeds and such amount shall be deducted from the Net Account Funded Amount.  In addition to the foregoing, Buyer shall be entitled to deduct and withdraw from the Haircut Account all Warehouse Fees.  To the extent that, following application of all deposits and withdrawals as contemplated herein with respect to a Purchased Mortgage Loan that is repurchased by Seller or purchased by a Takeout Investor, (i) the Net Account Funded Amount for any such Mortgage Loan is a positive number, then such Net Account Funded Amount for such Mortgage Loan shall, subject to this section, be available for remittance to Seller upon written request therefor; and (ii) the Net Account Funded Amount for any such repurchased Mortgage Loan is a negative number, then Seller shall promptly remit to Buyer the amount of such Net Account Funded Amount for such Mortgage Loan.  Without limiting the foregoing, to the extent that the Net Account Funded Amount for any repurchased Mortgage Loan is a negative number, Buyer shall be entitled to withdraw, retain and apply any amounts on deposit in the Haircut Account up to the amount of such negative Net Account Funded Amount.  To the extent that the aggregate Net Account Funded Amounts (net of any amounts withdrawn as contemplated herein) for all repurchased Mortgage Loans exceeds the Surplus Amount, then Seller may, no more than once per Business Day, deliver a written request prior to [***]. (New York Time) for Buyer to remit any amount in excess of the Surplus Amount to Seller.  To the extent that there exists no Default, Buyer shall, upon receipt of such written request, remit any such amount in excess of the Surplus Amount to Seller.  Any interest or other earnings on the investment of funds deposited in the Haircut Account shall be deposited in the Haircut Account, subject to withdrawal pursuant hereto.  Without limiting the generality of the foregoing, in the event that a Margin Call or other Default exists, Buyer shall be entitled to use any or all of the amounts on deposit in the Haircut Account to cure such circumstance or otherwise exercise remedies available to Buyer without prior notice to, or consent from, Seller.

(f)          Fees.  Seller shall pay in immediately available funds to Buyer and Custodian all fees, including without limitation, the Warehouse Fees, as and when required hereunder and under the Custodial Agreement.  All such payments shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.  Without limiting the generality of the foregoing or any other provision of this Agreement, Buyer may withdraw and retain from the Haircut Account any Warehouse Fees due and owing to Buyer.

SECTION 10.	DELIVERY OF DOCUMENTS

(a)          Custody of Mortgage Files.  In connection with the sale, transfer, conveyance and assignment of Purchased Mortgage Loans, on or prior to each Purchase Date in accordance with the terms of the Custodial Agreement and the TIAA Bank Warehouse Customer Guide, Seller shall deliver or cause to be delivered and released to Custodian, as custodian for Buyer, the Mortgage File or Wet File, as applicable for the related Purchased Mortgage Loans.

With respect to any eMortgage Loan, Seller shall cause (A) the Authoritative Copy of the related eNote to be held in the eVault as a secure electronic file, (B) the Controller status of the related eNote to be transferred to Buyer by the Controller Status Transfer Deadline, (C) the Location status of the related eNote to be transferred to the Custodian by the Controller Status Transfer Deadline, (D) the Delegatee status of the related eNote to be transferred to Custodian by the Controller Status Transfer Deadline, and (E) the Servicing Agent status of the related eNote to remain blank, in the case of subsections (B) – (E) on the MERS eRegistry (collectively, the “eNote Delivery Requirements”).  In addition, all Required Documents that are Electronic Records must be delivered to Custodian electronically, and all other Required Documents must be delivered physically, as required by the Custodial Agreement.

Seller shall be solely responsible for providing each and every document required for each Mortgage File to Custodian in a timely manner and for completing or correcting any missing, incomplete or inconsistent documents, and neither Custodian nor Buyer shall be responsible or liable for taking any such action, causing Seller or any other person or entity to do so or notifying any Person that any such action has or has not been taken.

(b)          Release of Mortgage Files.  From time to time as appropriate for the sale or repurchase of any of the Purchased Mortgage Loans, provided that no Event of Default shall have occurred and be continuing, Buyer shall, upon receipt of a request for release through the TIAA Bank Warehouse Electronic System and compliance with the requirements of the TIAA Bank Warehouse Customer Guide and the Custodial Agreement, release or cause Custodian to release to Seller the related Mortgage File or the documents of the related Mortgage File set forth in such request for release.  All Mortgage Files or documents from Mortgage Files so released to Seller shall be held by Seller in trust for the benefit of Buyer until the relevant Purchased Mortgage Loan is repurchased by Seller hereunder.

In connection with the payment in full, sale or repurchase of any Mortgage Loan, and upon receipt by Buyer of such information through the TIAA Bank Warehouse Electronic System, and subject to Buyer receiving all amounts due on account of the Repurchase Price hereunder, and there existing no Event of Default has occurred and is continuing, Buyer shall promptly release or cause the Custodian to release the related Mortgage File to Seller.

(c)          Purchase By Takeout Investor.  Seller shall provide to Buyer a completed request for release of documents with respect to the related Mortgage Loans to be purchased by a Takeout Investor through the TIAA Bank Warehouse Electronic System and as otherwise required by the Custodian and shall comply with all other requirements set forth in the TIAA Bank Warehouse Customer Guide and the Custodial Agreement.  Subject to the terms hereof and of the Custodial Agreement, the Mortgage Files relating to the Mortgage Loans included in a request for release shall be sent for delivery by Custodian to the applicable Takeout Investor specified by Seller to Buyer in the TIAA Bank Warehouse Electronic System and to Custodian as required by the Custodial Agreement; provided that such Mortgage File shall be accompanied by a fully completed Bailee Letter (or, in the case of eMortgage Loans, sent pursuant to an equivalent agreement).  Buyer shall not instruct Custodian to deliver or approve the delivery of any Mortgage File to any potential Takeout Investor unless such Takeout Investor was identified by Seller to Buyer in the TIAA Bank Warehouse Electronic System.

In the event that a Takeout Investor rejects a Mortgage Loan for purchase pursuant to a Takeout Commitment for any reason whatsoever, Seller shall promptly notify Buyer via the TIAA Bank Warehouse Electronic System upon receipt of notification from the Takeout Investor.

(d)          Written Instructions as to the method of shipment and shipper(s) that Custodian is directed to utilize in connection with transmission of Mortgage Files shall be delivered by Seller to Custodian and Buyer as required by the Custodial Agreement.

SECTION 11.	REPRESENTATIONS

Seller represents and warrants to Buyer that as of the Purchase Date for any Purchased Mortgage Loans by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while the Facility Documents are in full force and effect and/or any Transaction hereunder is outstanding:

(a)          Acting as Principal.  Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b)          No Broker.  Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation based on or arising from the sale of Purchased Mortgage Loans by Seller to Buyer pursuant to this Agreement.  The foregoing representation and warranty does not relate to third party mortgage brokers to whom compensation may be payable by Seller for the origination of a Purchased Mortgage Loan, such payments being the sole responsibility of Seller.

(c)          Financial Statements.  The Financial Reporting Party has heretofore furnished to Buyer a copy of its (a) consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the fiscal year ended the Annual Financial Statement Date and the related consolidated statements of income and retained earnings and of cash flows for the Financial Reporting Party and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of an Approved CPA and (b) consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the quarterly fiscal period of the Financial Reporting Party ended on the Monthly Financial Statement Date, and the related consolidated statements of income and retained earnings and of cash flows for the Financial Reporting Party and its consolidated Subsidiaries for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year.  All such Financial Statements are true and correct and fairly present, in all material respects, the consolidated financial condition of the Financial Reporting Party and its Subsidiaries and the consolidated results of their operations as at such dates and for such monthly periods, all in accordance with GAAP applied on a consistent basis.  Since the Annual Financial Statement Date, there has been no material adverse change in the consolidated business, operations or financial condition of the Financial Reporting Party and its consolidated Subsidiaries taken as a whole from that set forth in said Financial Statements nor is Seller aware of any state of facts which (without notice or the lapse of time) would be reasonably likely to result in any such material adverse change or would be reasonably likely to have a Material Adverse Effect.  The Financial Reporting Party does not have, on the Annual Financial Statement Date, any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Financial Reporting Party except as heretofore disclosed to Buyer in writing.

(d)       Organization, Etc.  Seller: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (iii) is duly licensed or is otherwise qualified in each jurisdiction in which qualification is required to transact business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect; and (iv) has full power and authority to execute, deliver and perform its obligations under the Facility Documents.

(e)        Authorization, Compliance, Approvals.  The execution and delivery of, and the performance by Seller of its obligations under, the Facility Documents to which it is a party (a) are within Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of any applicable Requirement of Law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority to which Seller or its property is subject, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which Seller or any of its Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Facility Document, result in the creation or imposition of any Lien upon any of the property or assets of Seller or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument.  Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Facility Documents to which it is a party, or if required, such consent, approval or authorization or other action has been obtained prior to the Effective Date.  With respect to any and all Records or Electronic Records submitted or transmitted to Buyer including, but not limited to, fax copies of Records or Electronic Records, Seller represents and warrants that any party who submitted or transmitted Records or Electronic Records or who submitted or transmitted Records or Electronic Records containing Seller’s signature or Seller’s Electronic Signature was authorized to do so.

(f)          Litigation.  Except as described in Schedule 7 to the Pricing Letter or as otherwise set forth in a certificate delivered pursuant to Section 12(d)(ii), there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to the knowledge of Seller, threatened) or other legal or arbitration proceedings against Seller or any of its Subsidiaries or affecting any of the Repurchase Assets before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) individually or in the aggregate, would be reasonably likely to be adversely determined and if adversely determined, would have a Material Adverse Effect or (iii) relates to any violation of the Home Ownership and Equity Protection Act or any state, city or district high cost home mortgage or predatory lending law and that would be reasonably likely to be adversely determined and if adversely determined, would have a Material Adverse Effect.

(g)          Purchased Mortgage Loans.

(i)        With respect to each Mortgage Loan to be sold hereunder by Seller to Buyer, such Mortgage Loan is an Eligible Mortgage Loan, including that all applicable representations and warranties set forth in Schedule 1 hereto are true, correct, and complete.

(ii)        Seller has not assigned, pledged, or otherwise conveyed or encumbered to or in favor of any Person other than Buyer any Mortgage Loan to be sold to Buyer hereunder, and immediately prior to the sale of such Mortgage Loan to Buyer, Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder and the Liens in favor of Buyer arising under the Seller’s Servicing Rights facility.

(iii)        The provisions of this Agreement are effective to either constitute a sale of Repurchase Assets to Buyer or to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets.

(h)        Proper Names; Chief Executive Office/Jurisdiction of Organization.  Seller does not operate in any jurisdiction under a trade name, division name or name other than those names previously disclosed in writing by Seller to Buyer.  On the Effective Date, Seller’s chief executive office is, and has been, located as specified on the signature page hereto.  Seller’s jurisdiction of organization is as set forth in the Pricing Letter.

(i)          Location of Books and Records.  The location where Seller keeps its books and records, is its chief executive office.

(j)         Enforceability.  This Agreement and all of the other Facility Documents executed and delivered by Seller in connection herewith are legal, valid and binding obligations of Seller and are enforceable against Seller in accordance with their terms, except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Requirements of Law affecting creditors’ rights generally, and (ii) general principles of equity.

(k)        Ability to Perform.  Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Facility Documents to which it is a party on its part to be performed.

(l)          No Event of Default.  No Event of Default has occurred and is continuing.

(m)         No Adverse Selection.  Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(n)        Adjusted Tangible Net Worth.  On the initial Purchase Date, the Adjusted Tangible Net Worth of Seller is not less than the Adjusted Tangible Net Worth required of Seller in the Pricing Letter.

(o)         Debt for Borrowed Money. All credit facilities, repurchase facilities or substantially similar facilities or other debt for borrowed money of Seller in the aggregate principal amount of [***] or more (the “Debt for Borrowed Money Arrangements”) which are presently in effect and/or outstanding are listed on Schedule 2 to the Pricing Letter or the Seller has otherwise notified the Buyer with reasonable promptness thereof and no events of default exist thereunder.

(p)         Accurate and Complete Disclosure.  The information, reports, Financial Statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement or performance hereof and the other Facility Documents to which it is a party or included herein or therein or delivered pursuant hereto or thereto, as of the date provided, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to Seller, after due inquiry, that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Facility Documents or in a report, Financial Statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(q)       Margin Regulations.  The use of all funds acquired by Seller under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(r)       Investment Company.  Neither Seller nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(s)          Solvency.  As of the date hereof and immediately after giving effect to each Transaction, Seller and its Subsidiaries, taken as a whole, are solvent and, after giving effect to each Transaction will not be rendered insolvent by such Transaction or left with an unreasonably small amount of capital with which to engage in their business.  Seller does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature.  Seller is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(t)          ERISA.

(i)          No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is reasonably expected by Seller to be incurred by Seller or any ERISA Affiliate thereof with respect to any Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii)       Neither Seller nor any of its ERISA Affiliates have, with respect to any Plan, failed to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no such plan which is subject to Section 412 of the Code failed to meet the requirements of Section 436 of the Code as of such last day.  Neither Seller nor any ERISA Affiliate thereof is subject to a Lien in favor of such a Plan as described in Section 430(k) of the Code or Section 303(k) of ERISA.

(iii)        Each Plan is in compliance with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv)       Neither Seller nor any of its Subsidiaries has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502 of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v)          Neither Seller nor any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(u)         Taxes.  Seller and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have timely paid all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which is has established adequate reserves.  There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.

(v)        No Reliance.  Seller has made its own independent decisions to enter into the Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer or Custodian as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(w)        Plan Assets.  Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, in Seller’s hands and transactions by or with Seller are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(x)        Agency and Governmental Authority Approvals.  Seller is approved by those Agencies and Governmental Authorities set forth on Schedule 8 to the Pricing Letter for the origination, sale, and/or servicing of Mortgage Loans.  In each such case, Seller is in good standing, with no material adverse event having occurred that which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or Governmental Authority other than in the ordinary course.

(y)          Ability to Service Mortgage Loans; Servicing Agreements. Seller has or if Seller is not the Servicer shall cause the Subservicer to have adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Purchased Mortgage Loans and in accordance with Accepted Servicing Practices.  Seller is not a party to any servicing agreements with respect to any of its Mortgage Loans except as set forth on Schedule 5 to the Pricing Letter as the same may be updated from time to time by Seller providing notice to Buyer thereof, true and complete copies of which servicing agreements have been furnished to Buyer.  Except as set forth on Schedule 5 of the Pricing Letter, no Purchased Mortgage Loans will be subject to any such servicing agreements.

(z)         Anti-Money Laundering Laws.  Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(aa)        No Prohibited Persons.  Neither Seller nor any of its Affiliates, officers, directors, partners or members is an entity or person (or to the Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(bb)       Hedging.  Seller has established a formal hedging policy and program, with respect to all of its Mortgage Loans, other than those in respect of which Seller has entered into a Takeout Commitment.

(cc)      Subordinated Debt.  If Seller has any Subordinated Debt, Seller has provided Buyer with true and complete copies of all documents evidencing such Subordinated Debt.

SECTION 12.	COVENANTS

On and as of the date of this Agreement and each Purchase Date and at all times until this Agreement is no longer in force, Seller covenants as follows:

(a)          Preservation of Existence; Compliance with Law.  Seller shall:

(i)          Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii)          Comply with the requirements of all applicable Requirements of Law, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii)       Maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Facility Documents, and conduct its business in accordance with applicable Requirements of Law;

(iv)        Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v)        Permit representatives of Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer, subject to the provisions set forth in Section 17 hereof.

(b)         Taxes.  Seller shall timely file all tax returns that are required to be filed by it and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted with respect to which it has established adequate reserves.

(c)          Notice of Proceedings or Adverse Change.  Seller shall give notice to Buyer of any of the following within the specified time:

(i)          Immediately after a Responsible Officer of Seller has any knowledge of the occurrence of any Default or Event of Default;

(ii)         As soon as reasonably possible but in no event later than [***]Business Days after a Responsible Officer of Seller has any knowledge of:

(A)        any (x) default or event of default under any Indebtedness in excess of [***]of Seller, (y) litigation, investigation, regulatory action or proceeding that is pending or, to the knowledge of Seller, threatened by or against Seller in any federal or state court or before any Governmental Authority which would be reasonably likely to be adversely determined and if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, or (z) Material Adverse Effect with respect to any Seller;

(B)        any litigation or proceeding that is pending or, to the knowledge of Seller, threatened (x) against Seller in which the amount involved exceeds the Litigation Threshold, in which injunctive or similar relief is sought, or which would be reasonably likely to be adversely determined and if adversely determined, would reasonably be expected to have a Material Adverse Effect, and (y) in connection with any of the Repurchase Assets, which, would be reasonably likely to be adversely determined and if adversely determined, would reasonably be expected to have a Material Adverse Effect; or

(C)        any Lien or security interest (other than security interests created hereby or under any other Facility Document) on, or claim asserted against, any of the Repurchase Assets;

(iii)        As soon as reasonably possible, notice of any of the following events:

(A)        A material adverse change in the insurance coverage of Seller, with a copy of evidence of same attached, other than changes in conformity with the requirements of FNMA related thereto;

(B)         any material change in accounting policies or financial reporting practices of Seller;

(C)        the termination or nonrenewal of any debt facilities of Seller which have a maximum principal amount (or equivalent) available of more than the Facility Termination Threshold;

(D)         any Change in Control;

(E)        any other event, circumstance or condition that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; or

(F)       any Purchased Mortgage Loan has become a Defective Mortgage Loan, including that any applicable representations and warranties set forth on Schedule 1 hereto ceases to be true, correct, and complete (and providing all applicable details thereof);

(iv)        Promptly, but no later than [***]Business Days after Seller receives any of the same, deliver to Buyer a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to Seller by any Person pursuant to, or in connection with, any of the Repurchase Assets that would reasonably be expected to have a Material Adverse Effect on the specified Repurchase Asset or Repurchase Assets; and

(v)         Promptly, but no later than [***]Business Days after Seller receives notice of the same, (A) any Mortgage Loan submitted for inclusion into an Agency security and rejected by that Agency for inclusion in such Agency security or (B) any Mortgage Loan submitted to a Takeout Investor (whole loan or securitization) and rejected for purchase by such Takeout Investor.

(d)          Financial Reporting.  Seller shall furnish or cause to be furnished to Buyer, in each case, to the extent not publicly filed and available without cost to Buyer in the time frame provided:

(i)        Within ninety (90) days after the end of its respective fiscal year, audited financial statements, including statements of income and retained earnings and a balance sheet with all related notes, all in reasonable detail and prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year; all examined by an Approved CPA, showing its respective financial condition at the close of each year and the results of its operations during the year.  Any qualification as to scope or going concern exception to the opinion by the accountant shall render the acceptability of the financial statements subject to Buyer approval;

(ii)         Within forty five (45) days after the end of each fiscal month, financial statements for such month, including statements of income and retained earnings and a balance sheet with all related notes, all in reasonable detail and prepared in conformity with GAAP applied on a basis consistent with that of the preceding year showing the financial condition of Seller at the close of each month and the results of operations of Seller during such month;

(iii)        Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsections (i) and (ii) above, (x) a certificate in the form of Exhibit A to the Pricing Letter and certified by an executive officer of the Financial Reporting Party, and (y) when the end of the subject reporting period coincides with the end of a fiscal quarter, a Servicing Rights Appraisal.  All Servicing Rights Appraisals shall be delivered to Buyer no later than thirty (30) days after the applicable “as of” date therefor.  Buyer reserves the right to require at any time that Seller obtain and deliver current Servicing Rights Appraisals during the pendency of an Event of Default; and

(iv)         Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Seller as Buyer may reasonably request.

(e)          Visitation and Inspection Rights.  Seller shall permit Buyer to inspect and take all other actions permitted under Section 17 hereof.

(f)        Reimbursement of Expenses.  Seller shall promptly reimburse Buyer for all reasonable and documented expenses as the same are incurred by Buyer as required by Sections 15(b) and 17 hereof.

(g)          Further Assurances.  Seller shall execute and deliver to Buyer all further documents, financing statements, agreements and instruments, and take all further actions that may be required under applicable Requirements of Law, or that Buyer may reasonably request, in order to effectuate the transactions contemplated by this Agreement and the Facility Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created hereby.  Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, Seller will comply with all applicable Requirements of Law.  Seller will not allow any default for which Seller is responsible to occur under any Repurchase Assets or any Facility Document and Seller shall perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Facility Documents; provided that with respect to the TIAA Bank Warehouse Customer Guide, Seller shall have a commercially reasonable amount of time to implement any change resulting from amendments or modifications to the TIAA Bank Warehouse Customer Guide unless such amendment or modification is required by a Governmental Authority and such Governmental Authority mandates immediate implementation.

(h)         True and Correct Information.  All information, reports, exhibits, schedules, Financial Statements or certificates of Seller or any of its Affiliates or any of their respective officers furnished to Buyer hereunder and during Buyer’s diligence of Seller will be, as of the date provided, true and correct in all material respects and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All required Financial Statements, information and reports delivered by or on behalf of Seller to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP, as applicable.

(i)          ERISA Events.

(i)          Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of Seller or any ERISA Affiliate thereof or any combination of such entities in excess of the ERISA Liability Threshold, Seller shall give Buyer a written notice specifying the nature thereof, what action Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii)          Promptly upon receipt thereof, Seller shall furnish to Buyer copies of (i) all notices received by Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving withdrawal liability in excess of the ERISA Liability Threshold; and (iii) all funding waiver requests filed by Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed, and all communications received by Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(j)          Financial Condition Covenants.  Seller shall comply with the Financial Condition Covenants.

(k)         Hedging.  Seller shall at all times maintain, implement, and adhere to a formal hedging policy and program, reasonably acceptable to Buyer, using appropriate Hedge Agreements, covering all of Seller’s Mortgage Loans, other than those subject to a Takeout Commitment.  Seller shall hedge all of its Mortgage Loans in accordance with Seller’s hedging policies.  Seller shall review its hedging policies periodically to confirm that they are being complied with in all material respects and are adequate to meet Seller’s business objectives.  In the event Seller makes any material amendment or material modification to its hedging policies, Seller shall promptly notify Buyer of such amendment or modification, and within [***] days after such amendment or modification shall deliver to Buyer a complete copy of the amended or modified hedging policies.  Additionally, Buyer may in its reasonable discretion request a current copy of its hedging policies at any time.  By Thursday of each week, Seller shall furnish Buyer with a hedging report as of the end of the immediately preceding week, to be in such form and to contain such information as shall be specified from time to time by Buyer, including, without limitation, Seller’s then locked pipeline, notional hedge positions, and historical pull-throughs.

(l)          No Adverse Selection.  Seller shall not select Eligible Mortgage Loans to be sold to Buyer as Purchased Mortgage Loans using any type of adverse selection criteria which would adversely affect Buyer’s interests.

(m)        Servicer Approval.  Seller shall not cause or permit the Purchased Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Seller and any Subservicer identified on Schedule 5 to the Pricing Letter (subject to revocation of such approval as provided in this Agreement) with the execution of this Agreement.

(n)       Insurance.  Seller shall obtain and maintain insurance with responsible companies in such amounts and against such risks as are reasonably acceptable to Buyer, including, without limitation, errors and omissions coverage and fidelity coverage in amount, form and substance acceptable under Fannie Mae, Freddie Mac or Ginnie Mae guidelines, and furnish Buyer on request full information as to all such insurance, and to provide within [***] days after request by Buyer, certificates or other documents evidencing the renewal of each such policy.  Such insurance shall be underwritten by a company acceptable under Fannie Mae, Freddie Mac or Ginnie Mae guidelines, and must protect Seller against losses resulting from dishonest or fraudulent acts committed by Seller’s employees and agents, and against losses resulting from the negligence, errors or omissions of Seller’s employees and agents in the performance of Seller’s normal loan origination duties. Buyer shall be a named an additional named insured or a lender loss payee, as appropriate, under each such insurance policy.

(o)       Books and Records.  Seller shall, to the extent practicable, maintain and implement administrative and operating procedures in accordance with industry practices for similarly situated mortgage originators, and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets in accordance with industry practices for similarly situated mortgage originators.

(p)          Illegal Activities.  Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(q)          Material Change in Business.  Seller shall not make any material change in the nature of its business as carried on at the date hereof.

(r)          Limitation on Dividends and Distributions.  Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Seller or for the payment of Subordinated Debt, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Seller, either directly or indirectly, whether in cash or property or in obligations of Seller or any of Seller’s consolidated Subsidiaries at any time (i) following the occurrence and during the continuation of an Event of Default, (ii) in violation of any applicable Subordination Agreement, or (iii) if, on a pro forma basis giving effect thereto, an Event of Default would then exist or result therefrom, including but not limited to any Default or Event of Default arising out of a violation of a covenant which results from such distribution or dividend.

(s)        Disposition of Assets; Liens.  Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Agreement or Seller’s Servicing Rights facility; nor shall Seller cause any of the Purchased Mortgage Loans to be sold, pledged, assigned or transferred (which prohibition shall not, however, prevent Seller from arranging for Takeout Commitments or purchases pursuant thereto).

(t)        Transactions with Affiliates.  Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate (other than service agreements with a wholly-owned Subsidiary) unless such transaction is (i) not otherwise prohibited in this Agreement, (ii) in the ordinary course of Seller’s business, and (iii) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(u)          ERISA Matters.

(i)         Seller shall not permit any event or condition which is described in the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of the ERISA Liability Threshold.

(ii)        Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA that is subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code and Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, to engage in this Agreement or the Transactions hereunder and transactions by or with Seller are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to any governmental plans within the meaning of Section 3(32) of ERISA.

(v)          Consolidations, Mergers and Sales of Assets.  Without the prior written consent of Buyer, Seller shall not (i) consolidate or merge with or into any other Person unless Seller is the surviving and controlling entity, or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person, other than the sale of Mortgage Loans and related Servicing Rights in the ordinary course of business or in connection with an asset-based financing or other secondary market transaction related to the Seller’s assets (excluding the Repurchase Assets) in the ordinary course of Seller’s business.  Seller shall not (i) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure, each as described in Section 11(h), or (ii) change its jurisdiction of organization, unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder.

(w)       Mortgage Loan Reports.  On the Reporting Date, Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, a Mortgage Loan Schedule, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans.

(x)       Underwriting Guidelines.  Without the prior written notice to Buyer, Seller shall not deviate in any material respect from the Underwriting Guidelines, as in effect from time to time, in connection with its origination of Purchased Mortgage Loans.  Seller shall provide Buyer prompt written notice of any material changes to Seller’s then Underwriting Guidelines, including therewith a complete copy of Seller’s updated Underwriting Guidelines and a summary of the changes from the then most recent Underwriting Guidelines.

(y)         No Amendment or Compromise.  Without Buyer’s prior written consent Seller or those acting on behalf of Seller shall not amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Mortgage Loans, provided that a Purchased Mortgage Loan may be amended or modified if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded the Mortgaged Property securing the Mortgage Loan.

(z)         Agency Approvals.  Seller shall maintain its status and approvals as set forth in Section 11(x), in each case in good standing (each such approval, an “Approval”).  Should Seller, for any reason, cease to possess all such applicable Approvals to the extent necessary, Seller shall so notify Buyer immediately in writing.  Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its applicable Approvals at all times during the term of this Agreement and each outstanding Transaction.

(aa)      Sharing of Information.  Seller hereby allows and consents to Buyer exchanging information related to Seller, its credit and the Transactions hereunder with Seller’s other third party lenders or facility providers and Seller shall permit, and hereby authorizes, each such third party lender or facility provider to share such information with Buyer.

(bb)       Indebtedness.  Seller shall provide the Buyer notice of any new credit facility, Warehouse Facility, servicing rights financing facility or similar facility (however structured) under which the maximum outstanding amount constituting Indebtedness may exceed [***].

(cc)      Minimum Reserve Amount. Seller shall at all times maintain the Minimum Reserve Amount in the Reserve Account or such other amount determined by Buyer at any time and from time to time. In the event Buyer makes any withdrawal from the Reserve Account or determines that a Margin Deficit or other deficiency exists, Buyer shall provide Seller notice of such withdrawal, Margin Deficit or deficiency, and Seller shall deposit sufficient funds in the Reserve Account in accordance with the timing requirements in Section 4(c) to satisfy the Minimum Reserve Amount, Margin Deficit or other deficiency.  Buyer shall have the right, but not the obligation, at any time and from time to time to transfer funds from the Inbound Account or the Haircut Account to the Reserve Account to maintain the Minimum Reserve Amount without notice to Seller.

SECTION 13.	EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) occur, Buyer shall have the rights set forth in Section 14, as applicable:

(a)          Payment Default.  Seller shall default in the payment of (A) any Repurchase Price or Price Differential payable by it hereunder or under any other Facility Document, including, without limitation, the failure to satisfy any Margin Call by the applicable Margin Deadline, (B) Expenses (and such failure to pay Expenses shall continue for more than [***] Business Days) or (C) any other Obligations, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise (and such failure shall continue for more than [***] Business Days); or

(b)         Representation and Warranty Breach.  Any representation, warranty or certification made or deemed made herein or in any other Facility Document by Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Mortgage Loans furnished in writing by or on behalf of Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished; provided, however, that with respect to a Purchased Mortgage Loan, unless such breach is knowing and intentional, a breach of the representation or warranty set forth in Section 11(g)(i) or a breach of the covenant set forth in Section 12(h) shall result in the subject Mortgage Loan being a Defective Mortgage Loan and shall not in and of itself constitute an Event of Default; or

(c)         Immediate Covenant Default.  The failure of Seller to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in any of: Sections 12(a)(Preservation of Existence; Compliance with Law); (h)(True and Correct Information) (subject to Section 13(b) above); 12(j)(Financial Condition Covenants); 12(l)(No Adverse Selection); 12(p)(Illegal Activities); 12(q)(Material Change in Business); 12(r)(Limitation on Dividends and Distributions); 12(s)(Disposition of Assets; Liens); 12(v)(Consolidations, Mergers and Sales of Assets); or 12(z)( Agency Approvals; Servicing); or

(d)         Additional Covenant Defaults.  Seller shall fail to observe or perform any other covenant or agreement contained in this Agreement (and not identified in clause (c) of Section 13), and if such default shall be capable of being remedied, such failure to observe or perform shall continue unremedied for a period of [***] Business Days; or

(e)          Judgments.  A judgment or judgments for the payment of money in excess of the Litigation Threshold in the aggregate shall be rendered against Seller by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within [***]days after the date of entry thereof, and Seller shall not, within said period of [***] days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f)          Cross Default.  Any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by Seller or Seller’s Affiliates under any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness in the aggregate principal amount of [***]or more of Seller or any Affiliate, as applicable, or any default under any Obligation not described in Section 13(a) (after the expiration of any applicable grace period); or

(g)          Insolvency Event.  An Insolvency Event shall have occurred with respect to Seller or any Subsidiary of Seller; or

(h)          Enforceability.  For any reason, any Facility Document to which the Seller is a party at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and, except with respect to the Repurchase Assets identified in Section 8(a)(xv), of first priority, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations thereunder; or

(i)        Liens.  (i) Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of Buyer or any Lien permitted pursuant to Section 12(s)); or (ii) neither one of the following is true (A) the Repurchase Assets shall have been sold to Buyer, or (B) except with respect to the Repurchase Assets identified in Section 8(a)(xv), the Liens contemplated hereby are first priority perfected Liens on the Repurchase Assets in favor of Buyer and are not Liens in favor of any Person other than Buyer; or

(j)          Material Adverse Effect.  Buyer shall have reasonably determined that a Material Adverse Effect has occurred; or

(k)       ERISA.  (i) Seller shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, a Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) a Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, or (vi) ERISA Event of Termination shall occur or exist, and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l)          Change in Control.  A Change in Control shall have occurred; or

(m)        Going Concern.  Any Financial Reporting Party’s audited Financial Statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Financial Reporting Party as a “going concern” or reference of similar import; or

(n)          Reserved; or

(o)       Investigations.  There shall occur the initiation of any investigation, audit, examination or review of Seller by an Agency or any Governmental Authority relating to the origination, sale or servicing of Mortgage Loans by Seller or the Seller’s business operations, with the exception of normally scheduled audits or examinations by Seller’s regulators, any Agency or any Governmental Authority, if Buyer believes in its good faith commercially reasonable discretion that such investigation, audit, examination, or review is likely to result in a Material Adverse Effect.

SECTION 14.	REMEDIES

(a)          If an Event of Default occurs which is continuing, the following rights and remedies are available to Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing:

(i)          The Buyer may, upon written notice to Seller, declare the Repurchase Date for each Transaction hereunder to have occurred, if it has not already occurred.  The Buyer shall (except upon the occurrence of an Insolvency Event of Seller) give notice to Seller of the exercise of such option as promptly as practicable.  The Repurchase Date for each Transaction shall occur immediately upon the occurrence of an Insolvency Event of Seller, without notice by the Buyer.

(ii)          If Buyer exercises the option referred to in subsection (a)(i) of this Section or if an Insolvency Event of Seller shall have occurred,

(A)        Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller hereunder with any excess proceeds remitted to Seller or to such Person as may be designated by any Governmental Authority;

(B)         to the extent permitted by applicable Requirements of Law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section); and

(C)        all Income actually received by Buyer pursuant to Section 5 shall be applied to the aggregate unpaid Obligations owed by Seller with any excess proceeds remitted to Seller or to such Person as may be designated by any Governmental Authority.

(iii)        Upon the occurrence of one or more Events of Default that are continuing, Buyer shall have the right to obtain physical possession of all Credit Files and Mortgage Files of Seller relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.  Buyer shall be entitled to specific performance of all agreements of Seller contained in the Facility Documents.

(iv)       At any time on the Business Day following notice to Seller (which notice may be the notice given under subsection (a)(i) of this Section), in the event Seller has not repurchased all Purchased Mortgage Loans, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder.  The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied as determined by Buyer in its commercially reasonable discretion.

(v)        Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi)       Whether or not Buyer has exercised any one or more of its other rights and remedies, Buyer may, at its option, elect to increase the Pricing Rate to equal the Post-Default Rate.

(vii)     Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable Requirements of Law.

(b)          All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c)          Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d)          To the extent permitted by applicable Requirements of Law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder.  Interest on any sum payable by Seller to Buyer under this paragraph 14(d) shall be at a rate equal to the Post-Default Rate.

(e)         Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

SECTION 15.	INDEMNIFICATION AND EXPENSES; RECOURSE

(a)       Seller agrees to hold Buyer, its Affiliates, and its and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, Seller will save, indemnify and hold harmless such Indemnified Party from and against all expense, loss or damage suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party promptly after being billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and expenses of its counsel.

(b)        Seller agrees to pay promptly after being billed by Buyer all of the reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with any amendment, supplement or modification to this Agreement, any other Facility Document (other than the TIAA Bank Warehouse Customer Guide) or any other documents prepared in connection herewith or therewith.  Seller agrees to pay promptly after being billed by Buyer all of the reasonable and documented out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, filing fees and all the reasonable fees and expenses of counsel to Buyer.  Seller agrees to pay Buyer all the reasonable and documented out of pocket due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Mortgage Loans submitted by Seller for purchase under this Agreement, including, but not limited to, those out of pocket costs and expenses incurred by Buyer pursuant to Sections 15(a) and 17 hereof.

(c)         The obligations of Seller from time to time to pay the Repurchase Price (including all Price Differential) and all other amounts due under this Agreement shall be full recourse obligations of Seller.

(d)          The obligations of Seller under this Section 15 hereof shall survive the termination of this Agreement.

SECTION 16.	SERVICING

(a)          As a condition of purchasing a Mortgage Loan, Buyer may require Seller to service such Mortgage Loan as agent for Buyer for a term of thirty (30) days (the “Servicing Term”), which is renewable as provided in clause (d) below, on the following terms and conditions:

(b)          Seller shall service and administer the Purchased Mortgage Loans on behalf of Buyer in accordance with Accepted Servicing Practices, and in accordance with all applicable requirements of the Agencies, Requirements of Law, the provisions of any applicable servicing agreement, and the requirements of any applicable Takeout Commitment and the Takeout Investor, so that the eligibility of the Purchased Mortgage Loan for purchase under such Takeout Commitment is not voided or reduced by such servicing and administration.

(c)          If any Mortgage Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller or any of its Affiliates (a “Subservicer”), or if the servicing of any such Mortgage Loan is to be transferred to a Subservicer, Seller shall provide a copy of the related servicing agreement and a Servicer Notice executed by such Subservicer (collectively, the “Servicing Agreement”) to Buyer prior to such Purchase Date or servicing transfer date, as applicable.  Each such Servicing Agreement shall be in form and substance reasonably acceptable to Buyer.  In addition, Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Purchased Mortgage Loans, which consent may be withheld in Buyer’s sole discretion.  In no event shall Seller’s use of a Subservicer relieve Seller of its obligations hereunder, and Seller shall remain liable under this Agreement as if Seller were servicing such Mortgage Loans directly.

(d)        Seller shall deliver the physical and contractual master servicing of each Purchased Mortgage Loan, together with all of the related Records in its possession, to Buyer’s designee upon the earliest of (w) the occurrence of an Event of Default hereunder which is continuing, (x) the termination of Seller as servicer by Buyer pursuant to this Agreement, (y) the expiration (and non-renewal) of the Servicing Term, or (z) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity.  Buyer shall have the right to terminate Seller as master servicer (and any Subservicer as subservicer) of any of the Purchased Mortgage Loans, which right shall be exercisable at any time in Buyer’s sole discretion, upon written notice.  In addition, Seller shall deliver the physical and contractual master servicing of each Purchased Mortgage Loan, together with all of the related Records in its possession to Buyer’s designee, upon expiration of the Servicing Term; provided that the Servicing Term and such delivery requirement will be deemed renewed for a like period on the last day of the Servicing Term, and on the last day of each such renewed Servicing Term, in the absence of directions to the contrary from Buyer; provided further that such delivery requirement will no longer apply to any Mortgage Loan, and Seller shall have no further obligation to service such Mortgage Loan as agent for Buyer, upon receipt by Buyer of the Repurchase Price therefor.  Seller’s transfer of the Records and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(e)         During the period Seller is servicing the Purchased Mortgage Loans as agent for Buyer, Seller agrees that Buyer is the owner of the related Credit Files and Records and Seller shall at all times maintain and safeguard and cause any Subservicer to maintain and safeguard the Credit File for the Purchased Mortgage Loan (including photocopies or images of the documents delivered to Buyer), and accurate and complete records of its servicing of the Mortgage Loan; Seller’s possession of the Credit Files and Servicing Records being for the sole purpose of master servicing such Mortgage Loans and such retention and possession by Seller being in a custodial capacity only.  Seller hereby grants Buyer a security interest in all servicing fees to secure the obligations of Seller and any Subservicer to service in conformity with this Section and any related Servicing Agreement.

(f)          At Buyer’s reasonable request, Seller shall promptly deliver to Buyer reports regarding the status of any Mortgage Loan being serviced by Seller, which reports shall include, but shall not be limited to, a description of any default thereunder for more than thirty (30) days or such other circumstances that are reasonably likely to cause a Material Adverse Effect on such Mortgage Loan, Buyer’s title to such Mortgage Loan or the collateral securing such Mortgage Loan; Seller may be required to deliver such reports until the repurchase of the Mortgage Loan by Seller.  Seller shall immediately notify Buyer if it becomes aware of any payment default that occurs under the Mortgage Loan or any default under any Servicing Agreement that would materially and adversely affect any Mortgage Loan subject thereto.

(g)          Seller shall release its custody of the contents of any Credit File or Mortgage File only (i) in accordance with the written instructions of Buyer, (ii) upon the consent of Buyer when such release is required as incidental to Seller’s servicing of the Mortgage Loan, is required to complete the Takeout Commitment or comply with the Takeout Commitment requirements, or (iii) as required by Requirements of Law.

(h)       Buyer reserves the right to appoint a successor servicer at any time to service any Purchased Mortgage Loan (each a “Successor Servicer”) in its sole discretion. If Buyer elects to make such an appointment due to an Event of Default that is continuing, Seller shall be assessed all costs and expenses incurred by Buyer associated with transferring the Purchased Mortgage Loans to the Successor Servicer. In the event of such an appointment, Seller shall perform all acts and take all action so that any part of the Credit File and related Records held by Seller, together with all Income and other receipts relating to such Purchased Mortgage Loan, are promptly delivered to Successor Servicer, and shall otherwise reasonably cooperate with Buyer in effectuating such transfer. Seller shall have no claim for lost servicing income, lost profits or other damages if Buyer appoints a Successor Servicer hereunder and the servicing fee is reduced or eliminated.

(i)          For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Mortgage Loans provided that Seller shall continue to service the Purchased Mortgage Loans hereunder as part of its Obligations hereunder. As such, Seller expressly acknowledges that the Purchased Mortgage Loans are sold to Buyer on a “servicing released” basis. Upon Seller’s repurchase of any Purchased Mortgage Loan pursuant hereto, Buyer’s transfer of such Mortgage Loan back to Seller shall likewise be on a “servicing released” basis.

SECTION 17.	DUE DILIGENCE

Seller acknowledges that Buyer or any third party designated by Buyer (including Buyer’s regulators) has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and Seller, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice unless an Event of Default shall have occurred and be continuing, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Seller or Custodian.  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re‑generating the information used to originate such Mortgage Loan.  Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller or Custodian.  Seller further agrees that Seller shall pay all reasonable and documented out-of-pocket costs and expenses incurred by Buyer and Custodian in connection with Buyer’s activities pursuant to this Section 17 subject to a cap with respect to Buyer of [***]for any [***]period (“Due Diligence Costs”); provided that the Due Diligence Cap shall not apply at any time that a Default shall have occurred and be continuing.

SECTION 18.	ASSIGNABILITY

The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.  Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Facility Documents pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  Upon such assignment, (a) such assignee shall be a party hereto and to each Facility Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Facility Documents.  Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.  Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller under an appropriate confidentiality or non-disclosure agreement.

Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (x) Buyer’s obligations under this Agreement shall remain unchanged, (y) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (z) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Facility Documents except as provided in Section 7.

Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 18, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement.

In the event Buyer assigns all or a portion of its rights and obligations under this Agreement, the parties hereto agree to negotiate in good faith an amendment to this Agreement to add agency provisions similar to those included in Agreements for similar syndicated repurchase facilities.

SECTION 19.	TRANSFER AND MAINTENANCE OF REGISTER

(a)         Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 19, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Agreement.  Any assignment or transfer by Buyer of rights or obligations under this Agreement that does not comply with this Section 19 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 19(b) hereof.

(b)       Seller shall maintain a register (the “Register”) within which it will record Buyer’s rights hereunder, and each Assignment and Acceptance and participation.  The Register shall include the names and addresses of Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned.  Failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights.  If Buyer sells a participation in its rights hereunder, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit Seller to review such information as reasonably needed for Seller to comply with its obligations under this Agreement or under any applicable Requirements of Law.

SECTION 20.	HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOANS

Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans.  Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans to any Person, including without limitation, the Federal Home Loan Bank.  Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Mortgage Loans delivered to Buyer by Seller.

SECTION 21.	TAX AND ACCOUNTING TREATMENT

Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, and for accounting purposes, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by Seller in the absence of a Default by Seller.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by applicable Requirements of Law or GAAP.

SECTION 22.	SET-OFF

In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right during such times as an Event of Default has occurred and is continuing, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, to set-off and appropriate and apply against any Obligation from Seller, or any Affiliate thereof to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims or cash, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller or any Affiliate thereof.  Buyer agrees promptly to notify Seller after any such set off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

In addition to any rights provided elsewhere in this Agreement or any other Facility Document, Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if an Event of Default has occurred that is continuing.

SECTION 23.	TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default or Event of Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made.  Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive.

SECTION 24.	NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by electronic transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.  Except as otherwise provided in this Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given (a) when transmitted during business hours at the recipient’s place of business by email (if an email address for such purpose is provided for such Person), (b) when delivered, if delivered by hand (including by courier or overnight delivery service), or (c) in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 25.	USE OF THE TIAA BANK WAREHOUSE ELECTRONIC SYSTEM AND OTHER ELECTRONIC MEDIA

Seller acknowledges and agrees that Buyer may require or permit certain transactions with Buyer be conducted electronically using Electronic Records and/or Electronic Signatures. Seller consents to the use of Electronic Records and/or Electronic Signatures whenever expressly required or permitted by Buyer and acknowledges and agrees that Seller shall be bound by its Electronic Signature and by the terms, conditions, requirements, information and/or instructions contained in any such Electronic Records.

Seller agrees to adopt as its Electronic Signature its user identification codes, passwords, personal identification numbers, access codes, a facsimile image of a written signature and/or other symbols or processes as provided or required by Buyer from time to time (as a group, any subgroup thereof or individually, hereinafter referred to as Seller’s Electronic Signature). Seller acknowledges that Buyer will rely on any and all Electronic Records and on Seller’s Electronic Signature transmitted or submitted to Buyer.

Buyer shall not be liable for the failure of either its or Seller’s internet service provider, or any other telecommunications company, telephone company, satellite company or cable company to timely, properly and accurately transmit any Electronic Record or fax copy.

Before engaging in Electronic Transactions with Seller, Buyer may provide Seller, or require Seller to create, user identification codes, passwords, personal identification numbers and/or access codes, as applicable, to permit access to Buyer’s computer information processing system. Each Person permitted access to the TIAA Bank Warehouse Electronic System must have a separate identification code and password.  Seller shall be fully responsible for protecting and safeguarding any and all user identification codes, passwords, personal identification numbers and access codes provided or required by Buyer. Seller shall adopt and maintain security measures to prevent the loss, theft or unauthorized or improper disclosure or use of any and all user identification codes, passwords, personal identification numbers and/or access codes by Persons other than the individual Person who is authorized to use such information. Seller shall notify Buyer immediately in the event (a) of any loss, theft or unauthorized disclosure or use of any of the user identification codes, passwords, personal identification numbers and/or access codes or (b) Seller has any reason to believe there has been a breach of security or that its access to TIAA Bank Warehouse Electronic System is no longer secure for any reason.

Seller understands and agrees that it shall be fully responsible for protecting and safeguarding its computer hardware and software from any and all (x) computer “viruses,” “time bombs,” “trojan horses” or other harmful computer information, commands, codes or programs that may cause or facilitate the destruction, corruption, malfunction or appropriation of, or damage or change to, any of Seller’s or Buyer’s computer information processing systems, including without limitation, all hardware, software, Electronic Records, information, data and/or codes and (y) computer “worms,” “trap doors” or other harmful computer information, commands, codes or programs that enable unauthorized access to Seller’s and/or Buyer’s computer information processing systems, including without limitation, all hardware, software, Electronic Records, information, data and/or codes.

Seller agrees that Buyer may, in its sole discretion and from time to time, without limiting Seller’s liability set forth herein, establish minimum security standards that Seller must, at a minimum, comply with in an effort to (aa) protect and safeguard any and all user identification codes, passwords, personal identification numbers and/or access codes from loss, theft or unauthorized disclosure or use; and (bb) prevent the infiltration and “infection” of Seller’s hardware and/or software by any and all computer “viruses,” “time bombs,” “trojan horses,” “worms,” “trapdoors” or other harmful computer codes or programs.

If Buyer, from time to time, establishes minimum security standards, Seller shall comply with such minimum security standards within the time period established by Buyer. Buyer shall have the right to confirm Seller’s compliance with any such minimum security standards. Seller’s compliance with such minimum security standards shall not relieve Seller from any of its liability set forth herein.

Whether or not Buyer establishes minimum security standards, Seller shall continue to be fully responsible for adopting and maintaining security measures that are consistent with the risks associated with conducting electronic transactions with Buyer. Seller’s failure to adopt and maintain appropriate security measures or to comply with any minimum security standards established by Buyer may result in, among other things, termination of Seller’s access to Buyer’s computer information processing systems.

Seller understands and agrees that certain elements or components of the TIAA Bank Warehouse Electronic System may be provided by third party vendors, and, absent gross negligence or willful misconduct on the part of Buyer, hereby holds Buyer harmless from any liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Seller relating to or arising out of Seller’s use of the TIAA Bank Warehouse System including, without limitation, the use or failure of any elements or components provided by third party vendors.  Nothing herein shall, however, deprive Seller of any remedies it may have against such third party vendors.

SECTION 26.	ENTIRE AGREEMENT; SEVERABILITY; SINGLE AGREEMENT

This Agreement, together with the Facility Documents, constitute the entire agreement and understanding between Buyer and Seller with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans.  By acceptance of this Agreement, Buyer and Seller each acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions.  Accordingly, each of Buyer and Seller agrees (a) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (b) that Buyer shall be entitled to set off claims and apply property held by it in respect of any Transaction against obligations owing to it in respect of any other Transaction hereunder, (c) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted, and (d) to promptly provide notice to the other after any such set off or application.

SECTION 27.	GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE EFFECTIVENESS, VALIDITY AND ENFORCEABILITY OF ELECTRONIC CONTRACTS, OTHER RECORDS, ELECTRONIC RECORDS AND ELECTRONIC SIGNATURES USED IN CONNECTION WITH ANY ELECTRONIC TRANSACTION BETWEEN BUYER AND SELLER SHALL BE GOVERNED BY E-SIGN.

SECTION 28.	SUBMISSION TO JURISDICTION; WAIVERS

BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)          PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)       CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)        AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY SHALL HAVE BEEN NOTIFIED;

(iv)       AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(v)          HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 29.	NO WAIVERS, ETC.

No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.  An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing and an Event of Default that has been waived by Buyer in writing shall be deemed to be not continuing.

SECTION 30.	CONFIDENTIALITY

Each of Buyer and Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Facility Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any Person (other than the Custodian) without the prior written consent of such other party except to the extent that (a) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, process, or the rules and regulations of any stock exchange, (b) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (c) any assignee or participant or any prospective assignee or prospective participant who has agreed in a written contract to comply with the requirements of this Section 30 or (d) in the event of an Event of Default that is continuing Buyer determines such information to be necessary to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Buyer’s rights hereunder.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that neither Seller nor Buyer may disclose the name of or identifying information with respect to the other or any pricing terms (including, without limitation, the Pricing Rate, Warehouse Fees, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the other, provided that Seller may identify Buyer and the Maximum Purchase Amount to its lenders under other facilities and its other third party creditors.  The provisions set forth in this Section 30 shall survive the termination of this Agreement.

Notwithstanding anything in this Agreement to the contrary, both Seller and Buyer shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Agreement (the “Confidential Information”).  Seller and Buyer understand that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws.  Seller and Buyer shall each implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of such party or any Affiliate of such party which that party holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller and Buyer shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Standards for Safeguarding Customer Information issued by the Federal Trade Commission as set forth in the Code of Federal Regulations at 16 C.F.R. Part 314 or Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 168, 170, 208, 211, 225, 263, 308, and 364.  Upon request, Seller or Buyer, as applicable will provide evidence reasonably satisfactory to allow the requesting party to confirm that the non-requesting party has satisfied its obligations as required under this Section.  Without limitation, this may include the requesting party’s review of audits, summaries of test results, and other equivalent evaluations of the non-requesting party.  Seller and Buyer each shall notify the other promptly following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the non-notifying party or any Affiliate of the non-notifying party provided directly to the notifying party by the non-notifying party or such Affiliate.  The notifying party shall provide such notice to the non-notifying party by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.  The provisions set forth in this Section 30 shall survive the termination of this Agreement.

SECTION 31.	INTENT

(a)          The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code.

(b)         It is understood that either party’s right to liquidate Purchased Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)         The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” a “repurchase agreement” and a “securities contract” as such terms are defined in FDIA and any rules, orders or policy statements thereunder.

(d)        It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

SECTION 32.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)         in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)         in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)        in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 33.	AUTHORIZATIONS

Any of the persons whose signatures and titles appear on Schedule 3 to the Pricing Letter are authorized, acting singly, to act for Seller or Buyer, as the case may be, under this Agreement.

SECTION 34.	ACKNOWLEDGEMENT OF ANTI-PREDATORY LENDING POLICIES

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

SECTION 35.	MISCELLANEOUS

(a)          Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of this Agreement by e-mailed “.pdf file” or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by e-mailed “.pdf file” or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(b)         Captions.  The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(c)          Acknowledgment.  Seller hereby acknowledges that:

(i)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Facility Documents to which it is a party;

(ii)          Buyer has no fiduciary relationship to Seller; and

(iii)         no joint venture exists between Buyer and Seller.

(d)        Documents Mutually Drafted.  Seller and Buyer agree that this Agreement each other Facility Document (other than the TIAA Bank Warehouse Customer Guide) prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

(e)          Amendments.  This Agreement and each other Facility Document (other than the TIAA Bank Warehouse Customer Guide) may only be amended by a written instrument signed by Buyer and Seller.  The TIAA Bank Warehouse Customer Guide may be amended from time to time without consent or assent by Seller and such amendments shall be effective immediately upon notice to Seller of the change (whether that notice is sent individually or posted to TIAA Bank Warehouse Electronic System) and Mortgage Loans sold to Buyer after the effective date of any such amendment shall be governed by the revised TIAA Bank Warehouse Customer Guide; provided that amendments shall only apply to Transactions following the date of such notice of amendment and Seller shall have a commercially reasonable time to implement changes required by any such amendments unless such amendment is required by a Governmental Authority and such Governmental Authority mandates immediate implementation.

SECTION 36.	GENERAL INTERPRETIVE PRINCIPLES

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)         the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)         accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)          references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)         a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)         the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)          the term “include” or “including” shall mean without limitation by reason of enumeration;

(g)        all times specified herein or in any other Facility Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated;

(h)       all references herein or in any Facility Document to “good faith” means good faith as defined in Section 1-201(19) of the Uniform Commercial Code as in effect in the State of New York;

(i)          any Default or Event of Default shall be deemed to not be continuing once waived by Buyer in writing; and

(j)          any determination made by Seller or Buyer pursuant to this Agreement, whether in such Person’s sole discretion or otherwise, shall be made in good faith.

SECTION 37.	EXISTING MRA

Effective as of the Effective Date, this Agreement amends, replaces, and restates the Existing MRA in its entirety. The terms and conditions of this Agreement supersede, effective as of the Effective Date, the terms and conditions of the Existing MRA, provided, however, that the obligations incurred under the Existing MRA shall not in any circumstance be terminated, extinguished or discharged hereby but shall hereafter be governed by the terms of this Agreement. This Agreement is not intended to constitute a novation.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

BUYER:

TIAA, FSB

By:	/s/ Stephen E. Burse
Name: Stephen E. Burse
Title: SVP, Structured Mortgage Finance

TIAA Bank
301 W. Bay Street
Jacksonville, Florida 32202
Attention: [***]
E-mail: [***]
Telephone [***]

with copies to:

TIAA Bank
301 W. Bay Street
Jacksonville, Florida 32202
Attention: [***]
E-mail: [***]Telephone No.: [***]

Signature Page to the Master Repurchase Agreement

SELLER:
HOME POINT FINANCIAL CORPORATION

By:	/s/ Joseph Ruhlin
Name: Joseph Ruhlin
Title: Treasurer

Address for Notices:

Home Point Financial Corporation
2211 Old Earhart Road, Suite 250,
Ann Arbor MI 48105
Attention: Joseph Ruhlin
E-mail: [***]Telephone No.: [***]

With copies to Legal
Email: [***]

Signature Page to the Master Repurchase Agreement

SCHEDULE 1

SCHEDULE OF REPRESENTATIONS AND WARRANTIES REGARDING MORTGAGE LOANS

Seller represents and warrants to Buyer, with respect to each Mortgage Loan submitted for purchase under the Agreement, that as of the Purchase Date for the purchase of such Mortgage Loans by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while the Facility Documents and any Transaction hereunder is in full force and effect, that the following are true and correct.  For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan.  With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.  For the purposes of this Schedule 1, Seller agrees that (i) all references to acts and omissions of “Seller” shall be deemed to include all acts and omissions of any third party from whom Seller acquired any Mortgage Loan and (ii) to the extent that any representation or warranty is made to the Seller’s knowledge or to the best of Seller’s knowledge, such qualification shall not be applicable with respect to the acts or omissions of such third party from whom Seller acquired any Mortgage Loan.

A.          Underwriting Guidelines.  Each Mortgage Loan conforms to the specifications set forth by this Agreement, including, but not limited to, the Underwriting Guidelines, Buyer, Takeout Investor, Agency, and any insurer regulations, rules, guides and handbooks for loans eligible for sale to, insurance by or pooling to back securities issued or guaranteed by, a Takeout Investor, Buyer, an Agency, or insurer, as applicable.  Each Conforming Mortgage Loan is eligible as collateral for Ginnie Mae mortgage backed securities or is eligible for purchase by an Agency.

B.          Mortgage Loans as Described.  The information set forth in the Mortgage Loan Schedule is complete, true and correct.

C.          No Defenses.  The Mortgage Loan, and the Assignment of Proprietary Lease related to each Co-op Loan, is not subject to any right of rescission, set‑off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated.

Sch. 1-1

D.         Disbursement.  The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder, any and all requirements as to completion of any on-site or off-site improvements have been complied with, and any disbursements of any escrow funds have been made.  All costs, fees and expenses incurred in making, or closing the Mortgage Loan and the recording of the Mortgage were paid to the appropriate parties, the mortgage insurance premium or the VA guarantee fee has been paid as applicable, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

E.          Payments and Advances.  Seller has not, and to the best of Seller’s knowledge no Person has, advanced funds, or induced, solicited or received any advance of funds by a Person other than the Mortgagor, directly or indirectly, for the payment of any amount required under or to obtain the Mortgage Loan, or any tax, insurance, special assessment, sewer, utility or similar payments with respect to the Mortgaged Property.  The Mortgagor has made any down payment required in connection with the Mortgage Loan, and has received no concession from Seller, the seller of the Mortgaged Property or any other third Person, except as clearly disclosed in the Mortgage File and in writing to Buyer.  No subordinate financing was used in the Mortgagor’s acquisition of the property securing the Mortgage Loan other than subordinate financing acceptable to Buyer, Fannie Mae, Freddie Mac, Ginnie Mae, HUD, VA or applicable Takeout Investor pursuant to their requirements in effect at the time of purchase of the Mortgage Loan by the Buyer.

F.          Compliance with Requirements of Law.  Any and all Requirements of Law, including, but not limited to, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure, unfair and deceptive practices laws or privacy laws, applicable to the Mortgage Loan have been satisfied and complied with, and the consummation of the transactions contemplated hereby will not involve the violation of any Requirements of Law.  Seller shall maintain in its possession, available for Buyer’s inspection, and shall deliver to Buyer upon reasonable demand, evidence of compliance with all applicable Requirements of Law.

G.          Co-op Loan:  Compliance with Law.  With respect to each Co-op Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Code, and is in material compliance with applicable Requirements of Law which, if not complied with, could have a material adverse effect on the Mortgaged Property.

H.          Mortgage Insurance.  There are no defenses, counterclaims, or rights of setoff, or other facts or circumstances affecting the eligibility of the Mortgage Loans for insurance by an insurer, or affecting the validity or enforceability of any mortgage insurance or mortgage guaranty with respect to the Mortgage Loan as a result of any act, error or omission of Seller or of any other Person including, but not limited to, the FHA insurance.  The related FHA policy calls for the assignment of the Mortgage Loan to FHA as opposed to the co-insurance option.  The entire amount of the insurance premium has been paid to FHA in accordance with the FHA Regulations and no portion of such premium is shared with or by Seller or, if the monthly premium option has been chosen for such Mortgage Loan, all such premiums due on or before the related Purchase Date have been duly and timely paid.

Sch. 1-2

I.          Damage; Condemnation.  There is no proceeding pending for the total or partial condemnation of the Mortgaged Property and such Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan, the use for which the Mortgaged Property was intended or the eligibility of the Mortgage Loan for full payment of insurance benefits, and there are no pending or, to the knowledge of Seller, threatened proceedings for total or partial condemnation of the Mortgaged Property.  Each Mortgaged Property is in good repair.  Seller has completed any property inspections required by FHA Regulations, other Requirements of Law, and such inspections, if any, show no evidence of property damage or deferred maintenance, unless the property damage and deferred maintenance was considered part of the initial Repair Set Aside Account disclosed in the Mortgage File at closing.

J.          Type of Mortgaged Property.  The Mortgaged Property is located in the state identified in the Mortgage File and consists of a single parcel of real property with a detached single-family residence erected thereon, or a two-to-four-family dwelling, a townhouse, or an individual condominium unit in a condominium, or a Co-op Unit, or an individual unit in a planned unit development, or an individual  or a manufactured home on owned or leased land; provided, however, that any condominium unit, Co-op Project or planned unit development conforms with Takeout Investor and insurer requirements with respect to such dwellings, and that no residence or dwelling is a mobile home.  If the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) or a Co-op Unit such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac.  The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct.  No portion of the Mortgaged Property is used for commercial purposes provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.

K.          Leaseholds.  If the Mortgage Loan is secured by a long term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice.

Sch. 1-3

L.          Good Title.  Immediately prior to the transfer and assignment of the Mortgage Loan to the Buyer, the Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible, and marketable title thereto, and Seller is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note (and with respect to any Co-op Loan, the sole owner of the related Assignment of Proprietary Lease), free and clear of any and all Liens, of any nature, and there has been no other sale, transfer, or assignment of security interest granted by the Seller to any other party, nor are there any other restrictions limiting the transfer of the Mortgage Loan, and Seller has full right, title and authority, subject to no interest or participation of, agreement with, or approval of, any other Person, to sell, assign and transfer the Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, Lien, pledge, charge, claim or security interest.  Seller intends to relinquish all rights to possess, control and monitor each Mortgage Loan.

M.        Co-op Loan:  No Pledge.  With respect to each Co-op Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Proprietary Lease. With respect to each Co-op Loan, (i) the term of the related Proprietary Lease is longer than the term of the Co-op Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Co-op Shares owned by such Mortgagor first to the Co-op Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Co-op Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by Aztech Document Systems, Incas of the date hereof or includes provisions which are no less favorable to the lender than those contained in such agreement.

N.         No Litigation.  There is no pending and, to the knowledge of Seller, no threatened litigation, which may affect in any way, by attachment or otherwise, the title or interest of the Seller in and to the Mortgage Loan, the property securing the Mortgage Loan, or any related note or security instrument.

O.        Mortgage File.  The Mortgage File contains each of the documents and instruments required by the Custodial Agreement and by applicable Requirements of Law or the related Takeout Investor or insurer requirements, duly executed and in due and proper form and each such document or instrument is genuine and in form acceptable to Takeout Investors and insurers and the information contained therein is true, accurate and complete.  The Mortgage Loan was originated in accordance with Takeout Investor and insurer underwriting standards in effect at the time the Mortgage Loan was originated.

P.        Occupancy; Inspection.  As of the Purchase Date, the Mortgaged Property is or will be lawfully occupied under all applicable Requirements of Law.  All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

Sch. 1-4

Q.        No Outstanding Charges.  There are no defaults in complying with the terms of the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds or a tax and insurance set-aside has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.

R.          Original Terms Unmodified.  The terms of the Mortgage Note (and the Proprietary Lease and the Pledge Instruments with respect to each Co-op Loan) and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument that has: (a) been recorded, if necessary to protect the interests of Buyer; and (b) been delivered to the Custodian.  The substance of any such waiver, alteration or modification has been approved by the issuer of any related mortgage insurance and the title insurer, to the extent required by the policy, and, as applicable, its terms are reflected on the Mortgage Loan Schedule.  No Mortgagor has been released in whole or in part, except in connection with an assumption agreement approved by the issuer of any related private mortgage insurance policy and the title insurer to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule.

S.          No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the Lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission.  Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

T.         Valid First Lien.  The Mortgage is a valid, subsisting, enforceable and perfected first Lien on the Mortgaged Property including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing.  There is no delinquent tax or assessment Lien against the Mortgaged Property, and the Seller has paid all property tax bills.  The Lien of the Mortgage is subject only to:

(a)          the Lien of current real property taxes and assessments not yet due and payable;

(b)        covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and: (i) referred to or to otherwise considered in the Appraisal relating to the Mortgage Loan; or (ii) that do not adversely affect the Appraised Value of the Mortgaged Property set forth in such Appraisal; and

Sch. 1-5

(c)          other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first priority Lien on the Mortgaged Property described therein and Seller has full right to sell and assign the same to the Buyer in accordance with the Requirements of Law and any and all contractual obligations.  The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, unless otherwise indicated, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a Lien subordinate to the Lien of the Mortgage.

U.         Co-op Loan:  Valid First Lien.  With respect to each Co-op Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note and lease, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the security interest.  There are no liens against or security interests in the cooperative shares relating to each Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Co-op Loan), which have priority equal to or over the Seller’s security interest in such Co-op Shares.

V.          No Fraud.  The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms.  All parties to the Mortgage Note and the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage and any other related agreement, and the Mortgage Note and the Mortgage and any other such related agreement have been duly and properly executed by such Persons.  No fraud, error, omission, misrepresentation, negligence or similar occurrence having a material adverse impact was committed in connection with the origination of the Mortgage Loan.

W.          Title Insurance.  Each Mortgage Loan is covered by an ALTA lender’s title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California, a CLTA lender’s title insurance policy, or other generally acceptable form of policy of insurance, issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns: (a) as to the first priority Lien of the Mortgage; and (b) against any loss by reason of the invalidity or unenforceability of the Lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment with respect to each Adjustable Rate Loan, subject only to the exceptions contained in clauses (a), (b), and (c) of Part T of this Schedule 1.  Where required by state Requirements of Law applicable to Seller, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance.  Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.  The Seller, and its successors and assigns, are the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is valid and in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement.  No claims have been made under such lender’s title insurance policy, and no prior holder of the Mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of such lender’s title insurance policy.  With respect to each manufactured home, a search for filings of financing statements has been made by a company competent to do same and such search has not found anything which would materially and adversely affect the Mortgage Loan secured by a manufactured home including, but not limited to, the priority of the Lien or perfection of the Mortgage Loan secured by a manufactured home.

Sch. 1-6

X.         Hazard Insurance.  For each Mortgage Loan, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by an insurer acceptable to the Buyer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, as are provided for by Fannie Mae or by Freddie Mac, as well as all additional requirements set forth in the Underwriting Guidelines.  Mortgagor has obtained coverage in an amount which is at least equal to the full insurable value of the improvements on the Mortgaged Property.  The policy either includes provisions for inflation adjustments or guaranteed replacement cost coverage of the Mortgaged Property.  In the case of flood insurance, Mortgagor has obtained the maximum amount of insurance that is available under the National Flood Insurance Act of 1968.  If upon origination of the Mortgage Loan, the Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to all Requirements of Law and applicable insurer and Takeout Investor requirements.  All individual insurance policies contain a standard mortgagee clause naming Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid.  The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor.  Where required by state Requirements of Law applicable to Seller, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering the common facilities of a planned unit development.  The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Buyer upon the consummation of the transactions contemplated by this Agreement.  Seller has not engaged in, and has no knowledge of the Mortgagor’s or any servicer’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either.

Y.          No Default.  The Mortgage Loan is current and all payments have been made within the month such payments were due, and if the Mortgage Loan is a Co-op Loan, no foreclosure action or private or public sale under the Uniform Commercial Code has ever, to the knowledge of the Seller, been threatened or commenced with respect to the Co-op Loan.  There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.  With respect to each Co-op Loan, there is no default in complying with the terms of the Mortgage Note, the Assignment of Proprietary Lease and the Proprietary Lease and all maintenance charges and assessments (including assessments payable in the future installments, which previously became due and owing) have been paid, and the Seller has the right under the terms of the Mortgage Note, Assignment of Proprietary Lease and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor.

Sch. 1-7

Z.          No Mechanics’ Liens.  There are no mechanics’ or similar Liens or claims that have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such Liens) affecting the related Mortgaged Property that are or may be Liens prior to, or equal or coordinate with, the Lien of the related Mortgage.

AA.       Location of Improvements.  All improvements that were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property.  No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.

BB.        Customary Provisions.  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including: (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale; and (b) otherwise by judicial foreclosure.  Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property.  There is no homestead or other exemption or other right available to a Mortgagor that would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.  If the Mortgage Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.

CC.        No Additional Collateral.  The Mortgage Note is not and has not been secured by any collateral except the Lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Sections T and U of this Schedule 1.

DD.      Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under the Requirements of Law and Takeout Investor and insurer requirements to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

EE.      Acceptable Investment.  There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that may cause the Mortgage Loan to become a Delinquent Mortgage Loan or adversely affect the value or marketability of the Mortgage Loan.

Sch. 1-8

FF.         FICO Scores.  Each Mortgage Loan has a non-zero FICO score.

GG.       Due on Sale.  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

HH.      Co-op Loans: Acceleration of Payment.  With respect to each Co-op Loan, each Assignment of Proprietary Lease contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the material benefits of the security provided thereby.  The Assignment of Proprietary Lease contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Co-op Unit is transferred or sold without the consent of the holder thereof.

II.          Origination and Collection Practices.  The origination, servicing and collection practices used with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices and the terms of the Mortgage File, the Requirements of Law and any and all contractual obligations of Seller (including those obligations contained in this Agreement), including the FHA Regulations relating to loss mitigation, and Takeout Investor or insurer guidelines, and have been in all respects legal, proper and prudent in the mortgage origination and servicing business. All Mortgage Interest Rate adjustments have been made in compliance with applicable state and federal law and the terms of the related Mortgage and Mortgage Note on the related adjustment date.  Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and any payment adjustments.  All advances required to be made under the Mortgage Notes have been made within the time frame therein specified and in accordance with the Mortgage File, FHA Regulations and Requirements of Law. Any interest required to be paid pursuant to applicable state, federal and local law has been properly paid and credited.  The terms of the Mortgage Loan do not require the owner of the Mortgage Loan to make escrow payments on behalf of the Mortgagor.  All escrow deposits and escrow payments, if any, are in the possession of, or under the control of, Seller or Subservicer and have been collected and handled in full compliance with all Requirements of Law and the provisions of the related Mortgage Note and Mortgage, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or escrow payments or other charges or payments due the Seller have been capitalized under the Mortgage Note.

Sch. 1-9

JJ.        Appraisal.  The Mortgage File contains an Appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the Appraisal and appraiser both satisfy the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, and all Requirements of Law and Takeout Investor or insurer requirements, each as in effect on the date the Mortgage Loan was originated.  Seller has no knowledge of any circumstances or condition which might indicate that the Appraisal is incomplete or inaccurate.  In addition, the Appraisal was prepared in accordance with USPAP Guidelines.  The appraiser for the Mortgage Loan was duly licensed or certified under the applicable law where the Mortgage Loan was originated, and for each Government Mortgage Loan was acceptable to the FHA or VA, as applicable, and for each Conventional Mortgage Loan was acceptable to Fannie Mae, Freddie Mac and/or the Takeout Investor, as applicable.  The Seller will maintain documentation evidencing each appraiser’s qualification and licensing or certification, which will promptly be provided to the Buyer upon request.

KK.      Servicemembers Civil Relief Act.  The Mortgagor has not notified Seller, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act or any similar state statute or regulation.

LL.       Environmental Matters.  There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue. To the best of Seller’s knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

MM.     No Denial of Insurance.  No action, inaction, or event has occurred and no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable pool insurance policy, special hazard insurance policy, private mortgage insurance or other mortgage insurance policy, including, but not limited to FHA mortgage insurance, or bankruptcy bond, irrespective of the cause of such failure of coverage.

NN.      Conversion to Fixed Interest Rate.  With respect to each Adjustable Rate Loan, the Mortgage Note does not contain a provision permitting or requiring conversion to a fixed interest rate Mortgage Loan.

OO.      Tax Service Contract.  Seller has obtained a life of loan, transferable real estate tax service contract with an Approved Tax Service Contract Provider on each Mortgage Loan and such contract is assignable to Buyer, and its successors and assigns, without cost.

PP.        Flood Certification Contract.  Seller has obtained a life of loan, transferable flood certification contract for each Mortgage Loan with a Flood Policy Insurer, and such contract is assignable to Buyer, and its successors and assigns, without cost.

QQ.       Underwriting and Origination.  The Mortgage Loan was completely underwritten and originated by or through Seller.

RR.       Reserved.

SS.       MERS.  Such Mortgage Loan (a) meets the definition of MERS Designated Loan in the Electronic Tracking Agreement, (b) was properly registered in the MERS System at the time of its origination and has continuously remained so registered, and (c) has MERS as the record mortgagee or beneficiary.

Sch. 1-10

TT.       Repairs and Improvements.  All repairs or improvements which if not made would result in the loss of any insurance coverage, including FHA insurance, on the related Mortgaged Property have been made to such Mortgaged Property, or set-aside amounts for such repairs or improvements have been included in the related Mortgage and Mortgage Note, all in compliance with the Requirements of Law, including, but not limited to, the applicable requirements of FHA Regulations.  Except as otherwise disclosed in writing to Buyer, any repairs for which an advance has been made were completed and passed an inspection in accordance with the FHA Regulations.

UU.      Interest Calculation.  Interest on each Mortgage Loan is calculated in accordance with the related Mortgage Note and the Requirements of Law, including, but not limited to, the applicable FHA Regulations.  None of the Mortgage Loans provide for simple interest calculation.

VV.     Construction or Rehabilitation of Mortgaged Property.  Either (i) the Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property or (ii) the Mortgaged Property has a certificate of completion if such Mortgage Loan was made in connection with the construction or rehabilitation of the related Mortgaged Property.

WW.     Qualified Mortgage.  The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended .

XX.      FEMA Designations.  Except as otherwise disclosed in writing to Buyer, no Mortgaged Property (i) is in a zip code declared by the Federal Emergency Management Agency or any successor agency (“FEMA”) as a federal disaster area and (ii) has been declared by FEMA as being an “Individual Assistance” property or “Category 1” property (or such similar term(s) or classification(s) that may be used by FEMA from time to time).

YY.      Credit Information.  As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Buyer in connection with a Mortgage Loan, Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Buyer.

ZZ.      Predatory Lending Regulations.  No Mortgage Loan is a High Cost Mortgage Loan.  No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan.

AAA.    Compliance with Anti-Money Laundering Laws.  Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”) with respect to the Mortgage Loans; Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws as applicable as of the origination date, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

Sch. 1-11

BBB.     Purchase of Insurance.  No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit.  No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan.  No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan.

CCC.    Governmental Requirements.  Each Government Mortgage Loan conforms with all applicable FHA or VA underwriting, lending, selling and servicing requirements and with all Ginnie Mae requirements for the inclusion of the Mortgage Loan in a Ginnie Mae mortgage-backed security pool, and the Seller will comply with all documentation requirements of the Buyer and the document custodian within the time limitations described in the Facility Documents.  If a Takeout Commitment requires the Mortgage Loan to be FHA-insured, the Mortgage Loan is fully eligible for FHA insurance and is, or within 60 days after disbursement of the proceeds by the Seller will be, fully insured by the FHA.  If a Takeout Commitment requires the Mortgage Loan to be guaranteed by VA, the Mortgage Loan is fully-eligible for VA guaranty, and is, or within 60 days after disbursement of the proceeds by the Seller will be, fully guaranteed by VA.

DDD.    Conventional Mortgage Loan Requirements.  Each Conventional Mortgage Loan conforms with all applicable requirements of the Buyer, Agencies or applicable Takeout Investor, including, but not limited to, all requirements for the inclusion of such Conventional Mortgage Loans in any pool of loans or private security as designated by the Buyer, Freddie Mac and Fannie Mae, and each Conventional Mortgage Loan conforms with all pooling requirements of the Agency or Takeout Investor.  If a Takeout Commitment requires the Mortgage Loan to be insured by a policy of private mortgage insurance, the Mortgage Loan is fully eligible and qualified to be insured by such policy of private mortgage insurance, such policy is in full force and effect, and no event or condition exists which could give rise to or result in a revocation of or defense to the policy.

EEE.    No Buydown Provisions; No Graduated Payments or Contingent Interests.  The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision.  The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

FFF.      Regarding the Mortgagor.  The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Fannie Mae guidelines for such trusts.

Sch. 1-12

GGG.    High Interest Rate Credit/Lending Transactions.  The Mortgage Loan is not subject to Section 226.32 of Regulation Z or any similar state Requirement of Law (relating to high interest rate credit/lending transactions).

HHH.   Qualified Mortgage.  (i) Before the consummation of each Purchased Mortgage Loan, Seller made a reasonable and good faith determination that the Mortgagor has a reasonable ability to repay the Purchased Mortgage Loan according to its terms, and at a minimum, Seller underwrote such Purchased Mortgage Loan in accordance with the eight underwriting factors set forth in 12 CFR 1026.43(c); and (ii) each Purchased Mortgage Loan is a “Qualified Mortgage” as defined in 12 CFR 1026.43(e), and in particular: (A) each Purchased Mortgage Loan provides for regular, substantially equal periodic payments (allowing for payment changes on adjustable rate mortgages or loans with step rate features) and does not result in negative amortization, allow the consumer to defer repayment of principal or result in balloon payments; (B) the loan term does not exceed 30 years and (C) for Purchased Mortgage Loans with note amounts of $100,000 or greater, the total points and fees do not exceed 3% of the total loan amount.

III.       Ginnie Mae Buyout Loans.  Each Ginnie Mae Buyout Loan meets the criteria set forth in the definition thereof as set forth in this Agreement.

JJJ.          eMortgage Loans.  With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:

(i)           the eNote bears a digital or Electronic Signature;

(ii)          the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;

(iii)        there is a single Authoritative Copy of the eNote, within the meaning of Section 16 of the UETA or Section 7021 of E-SIGN, as applicable, that is held in the eVault;

(iv)         the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;

(v)          the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Buyer;

(vi)         the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of Custodian;

(vii)        the Servicing Agent status of the eNote on the MERS eRegistry is blank until being changed to Servicer in connection with a Transfer of Control to a Take-out Investor;

(viii)       there is no Control Failure with respect to such eNote; and

(ix)         the single Authoritative Copy of the eNote is maintained electronically and has not been papered-out, nor is there another paper representation of such eNote.

Sch. 1-13

EXHIBIT A
[RESERVED]

Exh. A-1

EXHIBIT B
FORM OF SERVICER NOTICE

[Date]

[________________], as Servicer
[ADDRESS]
Attention:  ___________

Re:	Second Amended and Restated Master Repurchase Agreement, dated as of September 16, 2022 (the “Agreement”), by and between Home Point Financial Corporation (the “Seller”) and TIAA, FSB (the “Buyer”).

Ladies and Gentlemen:

[___________________] (the “Servicer”) is servicing certain mortgage loans for Seller pursuant to that certain Servicing Agreement between the Servicer and Seller.  Pursuant to the Agreement between Buyer and Seller, the Servicer is hereby notified that Seller has sold and pledged to Buyer certain mortgage loans which are serviced by Servicer.

Upon receipt of a notice of an event of default under the Agreement (a “Notice of Event of Default”) from Buyer in which Buyer shall identify the mortgage loans which are then owned by and/or pledged to Buyer under the Agreement (the “Mortgage Loans”), the Servicer shall segregate all amounts collected on account of such Mortgage Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions.  Following such Notice of Event of Default, Servicer shall follow the instructions of Buyer with respect to the Mortgage Loans, and shall deliver to Buyer any information with respect to the Mortgage Loans reasonably requested by Buyer or which Servicer is obligated to provide to Seller.

In addition, and notwithstanding anything to the contrary in the Servicing Agreement, Buyer may terminate the Servicing Agreement, as pertaining to the Mortgage Loans, without payment of any penalty or termination fee, in which event the Servicer shall cooperate, at no cost to Buyer, in transferring the servicing of the Mortgage Loans to a successor servicer appointed by Buyer in its sole and absolute discretion.

Notwithstanding any contrary information which may be delivered to the Servicer by Seller, the Servicer may conclusively rely on any information or Notice of Event of Default delivered by Buyer, and Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default.

Exh. B-1

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.  Any notices to Buyer should be delivered to the following addresses: TIAA Bank, [______________], [___________________], Attention:  _____________; Telephone: (___) ___-____; Facsimile:  (___) ___-____.

Very truly yours,
[____________________]

By:
Name:
Title:

ACKNOWLEDGED:

[__________________],
          as Servicer

Exh. B-2

EXHIBIT C

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that, effective as of September 16, 2022, Home Point Financial Corporation (the “Seller”) hereby irrevocably constitutes and appoints TIAA, FSB(the “Buyer”), and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion:

(a)          to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets (the “Repurchase Assets”) conveyed to Buyer under the Second Amended and Restated Master Repurchase Agreement dated as of September 16, 2022, between Seller and Buyer, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(b)          to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(c)          to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct;

(d)          to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets;

(e)          to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets;

(f)          to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets;

(g)          to defend any suit, action or proceeding brought against Seller with respect to any Repurchase Assets;

(h)          to settle, compromise or adjust any suit, action or proceeding described in clause (g) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and

Exh. C-1

(i)          generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do; to effectuate a transfer of servicing with respect to the Repurchase Assets; and for the purpose of carrying out the transfer of servicing with respect to the Repurchase Assets and Mortgage Loans from Seller to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by Seller, to, in the name of Seller or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Repurchase Assets and Mortgage Loans, transferring the servicing of the Repurchase Assets and Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BUYER ON ITS OWN BEHALF AND ON BEHALF OF BUYER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[Remainder of page intentionally left blank]

Exh. C-2

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed as of the date first above written.

HOME POINT FINANCIAL CORPORATION

By:
Name:
Title:

Exh. C-3

STATE OF _______________         )
                                                )        ss.:
COUNTY OF _______________)

On the ____ day of __________, 2022 before me, a Notary Public in and for said State, personally appeared          , known to me to be           of Home Point Financial Corporation, the entity that executed the within instrument and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

Exh. C-4